UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFITECH VENTURES INC.
(Exact name of Registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

2911
(Primary Standard Industrial Classification Code Number)

98-0335119
(I.R.S. Employer Identification Number)

20 Lyall Avenue, Toronto Ontario, Canada
Tel: (416) 691-4068
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CAMLEX MANAGEMENT (NEVADA) INC.
8275 S. Eastern Avenue, Suite 200, Las Vegas, NV 89123
Tel: (702) 990-8405
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
NORTHWEST LAW GROUP
Suite 950, 650 West Georgia Street, Vancouver BC Canada V6B 4N8
Tel: (604) 687-5792

As soon as practicable after this Registration Statement is effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]		Accelerated filer [ ]
Non-accelerated filer [ ]	(Do not check if a smaller reporting company)	Smaller reporting company [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

Explanatory Note:

This Post-Effective Amendment No. 1 to the registration statement on Form S-1 (File No. 333-170648) (the “Registration Statement”) of Infitech Ventures Inc. (the “Company”) is being filed pursuant to the undertakings of Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement as required by Section 10(a)(3) of the Securities Act of 1933. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement on November 17, 2010.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

i

SUBJECT TO COMPLETION, MAY 23, 2012

The information contained in this prospectus is not complete and may be changed. The Company and selling security holders may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

INFITECH VENTURES INC.

PROSPECTUS
--------------------------
9,494,999 SHARES
COMMON STOCK
-------------------------

We are offering a total of up to 1,000,000 shares of our common stock at a price of $0.15 per share in a direct offering, without the involvement of underwriters or broker-dealers. The shares of our common stock to be sold by us will be sold on our behalf by our sole executive officer and sole director, Paul G. Daly. Mr. Daly will not receive any commission on proceeds from the sale of our shares on our behalf.

The selling security holders named in this prospectus are offing 8,494,999 shares of our common stock. We will not receive any proceeds from the sale of shares being sold by selling security holders. The prices at which the selling security holders may sell their shares will be determined by prevailing market prices, prices related to prevailing market prices or at privately negotiated prices. The selling security holders may resell their shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling security holders named in this prospectus will bear the costs of all commission or discounts, if any, attributable to the sale of their shares. We are bearing the costs, expenses and fees associated with the registration of the shares in this prospectus.

Our common stock is presently listed for trading on the Over-the-Counter (“OTC”) Bulletin Board under the symbol “IFTV”. However, no quotations are currently published by the OTC Bulletin Board with respect to our common stock and, to our knowledge, there has been no trading activity with respect to our common stock on the OTC Bulletin Board to date.

--------------------------

The purchase of the securities offered through this prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 2 through 4 before buying any shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date Of This Prospectus Is: May 23, 2012

--------------------------

ii

INFITECH VENTURES INC.
PROSPECTUS

iii

You should rely only on the information in this prospectus. We have not authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. We are making offers to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should not consider this prospectus to be an offer to sell, or a solicitation of an offer to buy, shares of our common stock if the person making the offer or solicitation is not qualified to do so or if it is unlawful for you to receive the offer or solicitation.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus, and does not contain all of the information you should consider before investing in our securities. You are encouraged to carefully read this prospectus in its entirety, before making an investment decision. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus.

As used in this prospectus, unless the context otherwise requires, “we,” “us,” “our,” the “Company” and “Infitech” refers to Infitech Ventures Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. You should read the entire prospectus before making an investment decision to purchase our common stock.

Infitech Ventures Inc.

We were incorporated on October 24, 2000 under the laws of the State of Nevada. Our address is located at 20 Lyall Avenue, Toronto, Ontario, Canada, M4E 1V9. Our telephone number is (416) 691-4068.

We are in the business of developing and marketing a proprietary technology (the “Wax Technology”) that uses a molten wax compound consisting of paraffin wax and resins to control, clean and remediate oil and other liquid fuel spills on land and water. In addition, as part of our long-term business plan, we intend to pursue business opportunities in wastewater treatment solutions.

The Offering

Securities being offered by us:	1,000,000 shares of our common stock at $0.15 per share.

Securities being offered by the selling security holders:	8,494,999 shares of our common stock, at prices determined by prevailing market prices, prices related to prevailing market prices and privately negotiated p.rices.

Minimum Number of Shares To Be Sold in This Offering:	None.

Common Stock Outstanding Before and After the Offering:

14,694,999 shares of our common stock are issued and outstanding as of the date of this prospectus. Upon completion of the offering, if all shares being offered are sold, there will be 15,694,999 shares of our common stock issued and outstanding.

Use of Proceeds:	Any proceeds that we receive from this offering will be used by us to pay for the expenses of this offering and as general working capital.

RISK FACTORS

The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, financial condition or results of operation.

Need For Financing

We do not currently have the financial resources to complete our plan of operation for the next twelve months. We anticipate that we will require financing in the amount of $750,000 in order to fund our plan of operation over the next twelve months. This amount is substantially greater that the total amount of financing that we have been able to obtain to date. We presently do not have any financing arrangements in place and there is no assurance that we will be able to obtain sufficient financing on terms acceptable to us or at all. If further financing is not available, our ability to meet our financial obligations and pursue our plan of operation will be substantially limited. If we are not able to meet our financial obligations as they come due, our business could fail and investors could lose a substantial portion or all of their investment.

Limited Operating History, Risks Of A New Business Venture

We were incorporated on October 24, 2000 and, prior to our acquisition of the Wax Technology, we had been involved primarily in organizational activities and in seeking business opportunities related to environmental technologies and products. We have not earned any revenues to date.

Potential investors should be aware of the difficulties normally encountered by a new enterprise and the high rate of failure of such enterprises. The potential for future success must be considered in light of the problems, expenses, difficulties complications and delays encountered in connection with the development of a business in the area in which we intend to operate and in connection with the formation and commencement of operations of a new business in general. These include, but are not limited to, unanticipated problems relating to research and development programs, marketing, approvals by government agencies, competition and additional costs and expenses that may exceed current estimates. There is no history upon which to base any assumption as to the likelihood that our business will prove successful, and there can be no assurance that we will generate any operating revenues or ever achieve profitable operations.

Our Operations Will Be Subject To Extensive Government Regulations

Our operations will be subject to extensive government regulations in the United States, Canada and in other countries in which we may operate. In order to sell our anticipated products, we may be required to obtain a number of regulatory approvals at the federal, state and local level, including the approval of the U.S. Environmental Protection Agency and Environment Canada. We may incur material costs or liabilities in obtaining such approvals and/or complying with applicable laws and regulations. Furthermore, our potential customers may be required to comply with numerous laws and regulations when engaging in environmental remediation activities. There can be no assurance that we will be able to successfully comply with all present or future government regulations. An inability to obtain necessary regulatory approvals or the imposition of onerous conditions on the use of our anticipated products will have a materially adverse effect on us, our business and our financial condition.

Our Business Operations, Assets and Personnel Are Located Outside The United States

Although we are incorporated in the United States, all of our current operating activities are conducted in, and all of our assets and personnel are located in, Canada. As such, investors in our securities may experience difficulty in enforcing judgments or liabilities against the Company or our personnel under United States securities laws.

Our corporate headquarters are located at 20 Lyall Avenue, Toronto, Ontario, Canada, M4E 1V9. As we are a Nevada corporation, we are required to maintain a resident agent in the State of Nevada for the purpose of receiving service of process. Under Section 78.090 of the Nevada Revised Statutes, all legal process and any demand or notice authorized by law to be served upon the Company may be served upon our resident agent in Nevada. Our resident agent for this purpose is Camlex Management (Nevada) Inc. of 8275 S. Eastern Avenue, Suite 200, Las Vegas, Nevada, 89123.

As a Nevada corporation, we are subject to the laws of the United States, including the federal securities laws of the United States, and to the jurisdiction of United States courts. As such, investors may bring proceedings against us, and enforce judgments obtained against us, in United States courts.

Generally, original actions to enforce liabilities under United States federal securities laws may not be brought in a Canadian court. Such actions must be brought in a court in the United States with applicable jurisdiction. Persons obtaining judgments against us in United States courts, including judgments obtained under United States federal securities laws, will then be required to bring an application in a Canadian court to enforce such judgments in Canada.

Competition Is Intense And We May Be Unable To Achieve Market Acceptance

The business environment in which we intend to operate is highly competitive. Currently, there exist a number of established methods, products and technologies used to control, clean and remediate oil spills and we expect to experience competition from a number of established companies involved in the environmental remediation industry. Certain of our potential competitors will have greater technical, financial, marketing, sales and other resources than us.

In addition, while the environmental remediation industry is a mature one, there is no established market for products utilizing our Wax Technology. We are unable to provide assurances that our target customers and markets will accept our technologies or will purchase our products and services in sufficient quantities to achieve profitability. If a significant market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses incurred to develop products and we may be unable to meet our operational expenses. Acceptance of our anticipated products by environmental remediation firms and other organizations will depend upon a number of factors, including the cost competitiveness of our products, customer reluctance to try new products or services, regulatory requirements or the emergence of more competitive or effective products.

Asserting And Defending Intellectual Property Rights May Impact The Results Of Our Operations

We had applied for a patent from the CIPO, however, we did not receive a final grant of patent from the CIPO, and we have decided to abandon our patent application at this time. As patent applications are publicly available documents, competitors may be able to copy the formulations set out in our patent application. Due to our limited financial resources, we do not expect to apply for patent protection for any new developments that we make to the Wax Technology. As a result, in order to protect future developments, we will need to maintain the secrecy of our formulations and the methods we use. If we are unable to maintain the secrecy of those developments, then competitors may be able to copy our formulations and methodology, which would have a material adverse effect on our business.

Dependence On Key Personnel

Our success will largely depend on the performance of our directors and officers and our key consultants. Our success will also depend on our ability to attract and retain highly skilled technical, research, management, regulatory compliance, sales and marketing personnel. Competition for such personnel is intense. The loss of the services of such personnel or the inability to attract and retain other key personnel could impair the development of our business, operating results and financial condition.

Our Common Stock Trades Only In An Illiquid Trading Market

Trading of our common stock is conducted on the OTC Bulletin Board. This may have an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

There Is Not Now And There May Not Ever Be An Active Market For Shares Of Our Common Stock

In general, there has been very little trading activity in shares of our common stock. The small trading volume will likely make it difficult for our shareholders to sell their shares as and when they choose. Furthermore, small trading volumes are generally understood to depress market prices. As a result, you may not always be able to resell shares of our common stock publicly at the time and prices that you feel are fair or appropriate.

Our Stock is a Penny Stock

Because our stock is a penny stock, shareholders will be more limited in their ability to sell their stock. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. Because our securities constitute “penny stocks” within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common stock is less than $5.00 per share, the common stock will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

1.	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

2.

contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

3.	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

4.	contains a toll-free telephone number for inquiries on disciplinary actions;

5.	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

6.	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made in this prospectus are “forward-looking statements.” These forward-looking statements are based upon our current expectations and projections about future events. When used in this prospectus, the words “believe,” “anticipate,” “intend,” “estimate,” “expect” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. The forward-looking statements in this prospectus are primarily located in the material set forth under the headings “Summary,” “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” but are found in other parts of this prospectus as well. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

USE OF PROCEEDS

We are offering a total of 1,000,000 shares of our common stock at a price of $0.15 per share. The shares being offered by us are being offered without the use of underwriters or broker-dealers and will be sold by our sole executive officer and sole director. No commissions or discounts will be paid in connection with the sale of the shares being offered by us.

Gross proceeds if all shares are sold	$150,000
Expected offering expenses	$26,000
Net proceeds if all shares are sold	$124,000

If we are able to sell all of the shares being offered by us, we anticipate spending approximately $75,000 on product formulations and testing (See “Managements Discussion of Financial Condition and Results of Operation”). We anticipate retaining the remaining proceeds as general working capital and to pay for the costs associated with meeting our reporting obligations under the Securities Exchange Act of 1934 (the “Exchange Act”). If we sell substantially less than the total number of shares being offered by us, we will place priority on ensuring that we have sufficient working capital to routinely meet our obligations under the Exchange Act, and will scale back our product formulation and testing plans accordingly.

We will not receive any proceeds from the sale of shares of our common stock sold by the selling security holders.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering all of the 8,494,999 shares of common stock offered through this prospectus. The selling security holders acquired the 8,494,999 shares of common stock offered through this prospectus from us in offerings that were exempt the registration requirements of the Securities Act of 1933 (the “Securities Act”).

The following table provides as of May 23, 2012 information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

1.	the number of shares beneficially owned by each prior to this Offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be beneficially owned by each upon completion of the Offering;
4.	the percentage owned by each upon completion of the Offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Seyed Abbas Ehsaei	1,500	*	1,500	Nil	Nil
Jim Agius Construction Ltd. (3)	1,000	*	1,000	Nil	Nil
Kim Amor	1,000	*	1,000	Nil	Nil
Janet Andrews	495,000	3.4%	495,000	Nil	Nil
Nicholas Andrews	525,000	3.6%	525,000	Nil	Nil
Lindsay Andrews	230,000	1.6%	230,000	Nil	Nil
Stewart Aubut	1,000	*	1,000	Nil	Nil
Ralph Biggar	1,500	*	1,500	Nil	Nil
Jospeh Bovill	1,000	*	1,000	Nil	Nil
Mark Braithwaite	1,000	*	1,000	Nil	Nil
Jennie Bridgman	1,000	*	1,000	Nil	Nil
James G. Brown	1,000	*	1,000	Nil	Nil
Susan Brown	1,000	*	1,000	Nil	Nil
David Byrne	150,000	1.0%	150,000	Nil	Nil
Joanne Chapman	1,000	*	1,000	Nil	Nil
Ron Chapman	1,000	*	1,000	Nil	Nil
Fabio Chiesa	460,000	3.1%	460,000	Nil	Nil
Clara Chiesa	1,500	*	1,500	Nil	Nil
Marisa Chiesa	84,833	*	84,833	Nil	Nil
Remo Chiesa	411,000	2.8%	411,000	Nil	Nil
Guilia Chiesa	66,667	*	66,667	Nil	Nil
Brian Cole	1,000	*	1,000	Nil	Nil
Michael Cole	1,500	*	1,500	Nil	Nil
Sandra Collins	1,000	*	1,000	Nil	Nil
Tony Collins	1,500	*	1,500	Nil	Nil
Cumbria Consultants Ltd.(4)	416,666	2.8%	416,666	Nil	Nil
Steve Dapavo	400,000	2.7%	400,000	Nil	Nil
Emilio Dente	1,000	*	1,000	Nil	Nil
Maria Di Nicola	1,000	*	1,000	Nil	Nil
Nancy Dietrich	1,000	*	1,000	Nil	Nil
Easiway Holdings Limited(5)	550,000	3.7%	550,000	Nil	Nil
Dino Escutin	1,000	*	1,000	Nil	Nil
Creena Flynn	1,000	*	1,000	Nil	Nil
Dave Formosa	1,000	*	1,000	Nil	Nil
Laurie Formosa	1,000	*	1,000	Nil	Nil
Kirk Daren Gamley	150,000	1.0%	150,000	Nil	Nil
Jacqueline Gibbs	1,000	*	1,000	Nil	Nil
Alfred Goldmanis	1,500	*	1,500	Nil	Nil
Bill Grantham	1,000	*	1,000	Nil	Nil

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Abeir Haddad	1,500	*	1,500	Nil	Nil
George Haddad	1,000	*	1,000	Nil	Nil
Hannan Haddad	1,000	*	1,000	Nil	Nil
Sharyne Herbert	1,000	*	1,000	Nil	Nil
Kevin Houlden	1,000	*	1,000	Nil	Nil
Karim Jamani	1,500	*	1,500	Nil	Nil
Harold Jarvis	1,000	*	1,000	Nil	Nil
Nawaz Jawani	1,000	*	1,000	Nil	Nil
Pamela E. Jensen	1,000	*	1,000	Nil	Nil
Anotonio Kalaw	1,500	*	1,500	Nil	Nil
Corazon Kalaw	1,500	*	1,500	Nil	Nil
Kershaw Enterprises Ltd.(6)	325,000	2.2%	325,000	Nil	Nil
Daniel Kokan	1,000	*	1,000	Nil	Nil
Andries Kuras	1,500	*	1,500	Nil	Nil
Fialina Kuras	1,500	*	1,500	Nil	Nil
Leah Larson	1,000	*	1,000	Nil	Nil
Linda Levasseur	1,500	*	1,500	Nil	Nil
Kenneth Lush	340,000	2.3%	340,000	Nil	Nil
Christy Mastrodonato	1,000	*	1,000	Nil	Nil
Scott Mastrodonato	1,000	*	1,000	Nil	Nil
Peter Matousek	1,500	*	1,500	Nil	Nil
Thomas W. McDonald	1,000	*	1,000	Nil	Nil
Dino Minichiello	1,000	*	1,000	Nil	Nil
Stacey Minichiello	1,000	*	1,000	Nil	Nil
Glen Misola	1,000	*	1,000	Nil	Nil
Raymond Moradoghli	1,000	*	1,000	Nil	Nil
Naga Holdings Inc.(7)	1,000	*	1,000	Nil	Nil
Dwayne Nyhus	1,000	*	1,000	Nil	Nil
Sean O’Brian	1,000	*	1,000	Nil	Nil
George Parry	1,000	*	1,000	Nil	Nil
Joanne Parry	1,000	*	1,000	Nil	Nil
Renee Pelland	1,000	*	1,000	Nil	Nil
Pink Holding Inc.(8)	325,000	2.2%	325,000	Nil	Nil
Guenter Raedler	1,000	*	1,000	Nil	Nil
Rita Raedler	1,000	*	1,000	Nil	Nil
Rodney Raedler	1,000	*	1,000	Nil	Nil
Michelle Raedler	1,000	*	1,000	Nil	Nil
Benout Rodrigue	1,000	*	1,000	Nil	Nil
Denny Roman	460,000	3.1%	460,000	Nil	Nil

Name Of Selling Security Holder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Sanibel Intertrade Co.(9)	2,033,333	13.8%	2,033,333	Nil	Nil
Carmen Schemel	1,500	*	1,500	Nil	Nil
Roland Schemel	1,500	*	1,500	Nil	Nil
Carle Sedawie	116,000	*	116,000	Nil	Nil
Jonathon Simpson	1,500	*	1,500	Nil	Nil
Bruce Strebinger	1,500	*	1,500	Nil	Nil
Joe Sullivan	1,000	*	1,000	Nil	Nil
Kelly Sullivan	1,000	*	1,000	Nil	Nil
Melanie Sullivan	1,000	*	1,000	Nil	Nil
Sherry Sullivan	1,000	*	1,000	Nil	Nil
Jason Sundar	1,000	*	1,000	Nil	Nil
Craig Taylor	1,000	*	1,000	Nil	Nil
Steven Edgar Tipton	1,000	*	1,000	Nil	Nil
Mark Tommasi	1,000	*	1,000	Nil	Nil
John F. Tremblay	1,000	*	1,000	Nil	Nil
Marilyn Tremblay	1,000	*	1,000	Nil	Nil
Haida Ventures(10)	1,000	*	1,000	Nil	Nil
Cindy A. VIllani	1,000	*	1,000	Nil	Nil
Robert D. Villani	1,000	*	1,000	Nil	Nil
Todd Wade	1,500	*	1,500	Nil	Nil
Carey Whitehead	475,000	3.2%	475,000	Nil	Nil
Jeremy Wong	1,000	*	1,000	Nil	Nil
Colin Wong	1,000	*	1,000	Nil	Nil
Tallal Yassin	390,000	*	390,000	Nil	Nil
TOTAL	8,494,999		8,494,999
Notes:
*	Represents less than 1%.
(1)

Unless otherwise provided, we believe, based on the information provided to us, that the named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling security holders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)

“Beneficial Ownership Before Offering” is based on 14,694,999 shares of common stock outstanding as of May 23, 2012. “Beneficial Ownership After Offering” is based on 15,694,999 shares of common stock outstanding and assumes that we complete the sale of all of the shares of common stock being offered by us under this prospectus of which there is no assurance.

(3)	Jim Agius Construction Ltd. is beneficially owned by Jim Agius.
(4)	Cumbria Consultants Ltd. is beneficially owned by Urs Meisterhans.
(5)	Easiway Holdings Limited is beneficially owned by Julija Bosianok.
(6)	Kershaw Enterprises Ltd. is beneficially owned by David Kershaw.
(7)	Naga Holdings Inc. is beneficially owned by Nancy Dietrich and Gary Dietrich.
(8)	Pink Holding Inc. is beneficially owned by Derek Pink.
(9)	Sanibel Intertrade Co. is beneficially owned by George Sagredos.
(10)	Haida Ventures is beneficially owned by Steven Tipton.

Except as disclosed above, none of the selling security holders:

(i)	has had a material relationship with us other than as a stockholder at any time within the past three years; or

(ii)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION AND DETERMINATION OF OFFERING PRICE

Offering by the Company

We are offering 1,000,000 shares of our common stock at a price of $0.15 per share. The price of $0.15 per share was chosen by our sole executive officer and sole director Mr. Paul G. Daly, based on the price at which we have previously sold shares of our common stock in private placement transactions and his judgment as to the best price as which such sales could be completed. There is no relationship between the offering price and our assets, earnings, book value or any other objective criteria of value. This offering is being made by us without the use of outside underwriters or broker-dealers. The shares of common stock to be sold by us will be sold on our behalf Mr. Daly. Mr. Daly will not receive commissions or proceeds or other compensation from the sale of any shares on our behalf.

Offering by the Selling Security Holders

The selling security holders named in this prospectus may sell their shares on a continuous or delayed basis for a period of nine months after this registration statement is declared effective. The selling security holders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;

2.	In privately negotiated transactions;

3.	Through the writing of options on the common stock;

4.	In short sales; or

5.	In any combination of these methods of distribution.

The price at which these transactions will occur will be determined by prevailing market prices at the time of sale or by private transaction prices negotiated by the selling security holders.

The selling security holders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling security holders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling security holders will likely pay the usual and customary brokerage fees for such services.

We are bearing all costs relating to the registration of this offering. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling security holders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling security holders and any broker-dealers who execute sales for the selling security holders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Company, the selling security holders and their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such persons are distributing shares covered by this prospectus. Accordingly, the selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Our authorized capital consists of 100,000,000 shares of common stock, par value $0.001 per share. As of May 23, 2012 there were 104 registered holders of our common stock.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock. This description does not purport to be a complete description of all of the rights of our stockholders and is subject to, and qualified in its entirety by, the provisions of our most current Articles of Incorporation and Bylaws, which are included as exhibits to this Registration Statement.

The holders of our common stock have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statutes (the “NRS”) and Section 8 of our Bylaws, at lease one percent of the outstanding shares of stock entitled to vote must be present, in person or by proxy, at any meeting of our stockholders in order to constitute a valid quorum for the transaction of business. Actions taken by stockholders at a meeting in which a valid quorum is present are approved if a majority of the votes cast, excluding abstentions are in favor of the action, however, that directors shall be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes such as the liquidation of all of our assets, mergers or amendments to our Articles of Incorporation require the approval of holders of a majority of the outstanding shares entitled to vote.

Holders of our common stock do not have any preemptive rights to purchase shares in any future issuances of our common stock or any other securities. There are no redemption or sinking fund provisions applicable to our common stock.

In the event of the liquidation, dissolution or winding up of the affairs of the Company, all our assets and funds remaining after the payment of all debts and other liabilities are to be distributed, pro rata, among the holders of our common stock.

Dividend Rights

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the development of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

The holders of our common stock are entitled to receive dividends pro rata based on the number of shares held, when and if declared by our board of directors, from funds legally available for that purpose. Section 78.288 of Chapter 78 of the NRS prohibits us from declaring dividends where, after giving effect to the distribution of the dividend:

(a)	we would not be able to pay our debts as they become due in the usual course of business; or

(b)

except as may be allowed by our Articles of Incorporation, our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders who may have preferential rights and whose preferential rights are superior to those receiving the distribution.

Our Articles of Incorporation and Bylaws do not contain provisions restricting our ability to pay dividends of our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries. Nor was any such person connected with our company, or any of its parents or subsidiaries, a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Northwest Law Group has assisted us in the preparation of this prospectus and registration statement and will provide counsel with respect to other legal matters concerning the registration and offering of the common stock.

Davidson & Company LLP (“Davidson”), our independent registered public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Davidson has presented its report with respect to our audited financial statements. The report of Davidson is included in reliance upon their authority as experts in accounting and auditing.

OUR BUSINESS

General

We were incorporated on October 24, 2000 under the laws of the State of Nevada.

Our business revolves around the development and marketing of a proprietary technology (the “Wax Technology”) that uses a molten wax compound consisting of paraffin wax and resins to control, clean and remediate oil and other liquid fuel spills on land and water. In addition, as part of our long-term business plan, we intend to pursue business opportunities in wastewater treatment solutions.

We continue to require additional financing if we are to continue as a going concern and to finance our business operations. If we are not able to acquire sufficient financing in the near future, our business could fail and investors could lose their investment.

The Wax Technology

The Wax Technology utilizes a wax compound made up of a proprietary mixture of paraffin wax and synthetic resins to control and clean oil spills on land, still bodies of water and shorelines. The wax compound is heated to a liquid state and the molten wax compound is then sprayed on top of the oil spill in a manner similar to spray painting a car. Once the wax compound comes into contact with the oil spill, whether the spill is on water or the ground, the wax instantaneously solidifies. A chemical reaction occurs as the hydrocarbon molecules present in the oil spill automatically bond with the hydrocarbon molecules present in the wax. The result is a solidified mixture that floats and which can then be easily collected. The collected wax/oil mixture can then be reprocessed, recycled by separating the oil from the wax, and reused. The Wax Technology is designed for easy use by any laborer, significantly reduces the costs and dangers associated with existing remediation methods and cleans to existing environmental standards.

Previous formulations of the Wax Technology utilized high grade petroleum based waxes blended with polyethylene. However, due to high petroleum prices, our management has decided to focus on lower cost lower melt point waxes at this time.

Product Development And Planned Wax Applications

Currently, we intend to market different formulations of the Wax Technology for use on:

(a)	Large and small still water, shoreline and inland water oil spills;
(b)	Large and small inland oil spills;
(c)	Industrial/commercial factory oil spills; and
(d)	Consumer inland oil spills.

Our product development work to date has focused primarily on adjusting the formulation of the wax itself, choosing waxes of different melt points for specific applications, and experimenting with waxes with different melt points and with different methods of application. When conducting our development work, consideration is given to:

(1)	Expected weather conditions and season of the year;
(2)	Type of oil spilled (e.g. bunker, diesel, gasoline, etc.);
(3)	Whether the spill is on land or water;
(4)	Method to be used to retrieve the spent solid wax/oil mixture;
(5)	Nature of the terrain (e.g. sandy beach vs. rocky shoreline); and
(6)	Application method and equipment.

By varying the formulation of wax and synthetic resins and the melting point of the wax, we are able to vary the structural strength of the wax, its rigidity, its elasticity and its adhesive qualities. Our tests have shown that paraffin waxes with a mid-range melt point and a higher ratio of resins to wax are better suited for treating oil coated beaches during summer climate conditions. The mixture is heated in a container to 350°F and sprayed onto the oil using a flare-jet nozzle 18 inches above the sand surface. Gravity feed is all that is required for this application. The resin speeds up the setting process and helps render the wax/oil residual less sticky to handle and prevents clogging in the application equipment.

When treating oil spills on still water such as lakes, ponds or tide pools, paraffin waxes having a lower range melt point and with a lower ratio of resins to wax provide better results. This wax formulation works well when used in conjunction with a synthetic mesh netting used to retrieve the wax/oil residual. A flood nozzle with a gravity feed would be used to apply this wax formulation.

When spraying cliffs or rocks, a formulation has been developed to minimize the adhesive quality of the wax. This allows the solidifying wax to flow down the face of the cliff and collect at the base, increasing the efficiency of collecting the wax/oil residual. This hot wax formulation would be sprayed on the rocks using a flare jet nozzle of 5 to 10 psi of pressure.

Heavier oils such as Bunker B or Bunker C oil require higher pressure application to penetrate the thick viscous oil layer, regardless of whether the oil is spilled on land or water. Our tests have shown that a mid-range melt point wax with a low ratio of resins to wax to be more effective in cleaning up this type of oil. This wax formulation can then be applied at increased pressures depending on the depth and viscosity of the oil layer and the ambient temperature.

Prototype And Field Testing

Prototypes of the Wax Technology have been field tested in a handful of cases.

In 1974, an oil spill occurred around the shores of the ecologically sensitive Passage Island, located at the entrance to Howe Sound off the coast of British Columbia, Canada. The spilled oil occupied an area measuring approximately 450 feet long by 40 feet wide. Environment Canada commissioned the Wax Technology’s inventor, William Nelson, to clean the shoreline of Passage Island using an early prototype of the Wax Technology. The prototype wax formulation was sprayed on the contaminated area under low tide conditions and all residual oil was removed within three days using a crew of three men. Environment Canada inspected the shoreline area after the clean up with a team of marine biologists who verified that all oil and residual wax had been removed from the area. The cleanup was conducted over a three day period with a crew of three men working 12 hours per day. The equipment used consisted of 5x50 gallon steel drums used to heat and store the wax and three small spray containers for dispensing the wax onto the oil spill. The oil spill was contained and removed from the shoreline using approximately 2,000 pounds of wax. The total cost of the clean up was approximately $2,000. In conducting the clean up at Passage Island, the following deficiencies were identified and addressed:

(1)

It was observed that, when applying the wax to rocks with uneven or rough surfaces, not all of the oil was removed. As a result, the wax is now applied under pressure in order to dislodge oil located in pockets and rock crevices.

(2)

It was observed that, when applying the wax to oil resting in tidal areas, in some cases, the wax was not fully congealed prior to the tide coming back in. We addressed this issue by adding various resins to the wax compound which has reduced the solidification time.

In 1979, Mr. Nelson conducted a demonstration of an early prototype of the Wax Technology for the U.S. Coast Guard. The demonstration was conducted on the actual Capeche Oil Spill which was caused by a crude oil pipe fracture. The demonstration was conducted in an area measuring approximately 30 feet long by 20 feet wide and removed all of the oil spilled in this area. The spill was on both water and land and was cleaned up by two men using approximately 10 gallons of wax. The oil was completely removed from the spill area within one hour. The heated wax was applied by using a steel pail to contain the wax, which was then poured over the spilled oil. The total cost of the clean up was approximately $100.

In 1981, Mr. Nelson conducted another demonstration of a prototype of the Wax Technology for the U.S. Coast Guard in Honolulu, Hawaii. The Wax Technology was tested on a tidal waters area containing sand, rocks and water and measuring approximately 12 feet long by 5 feet wide. Mr. Nelson was able to remove all of the oil from this area using the Wax Technology prototype. The oil spill was contained and removed within one hour by Mr. Nelson and an assistant from the U.S. Coast Guard using three gallons of the Wax Technology prototype. The total cost of the field trial, including preparation time, was approximately $125.

Demonstrations of the Wax Technology were conducted for Ontario Hydro in 1989, 1990, 1992 and 1994. The tests were conducted on both land and inland waters on No. 2 fuel oil, turbine oil, lubricating oil, thermal oil, transformer oil, crude oil, bunker oil, diesel fuel and gasoline. The demonstrations were conducted at the Lennox TGS in Bath, Ontario, Canada. One of these demonstrations was used to clean up an actual oil spill over a land area measuring approximately 40 feet by 30 feet. The prototype wax formulation was successfully used to clean this area as well as machinery and staircases affected by the oil spill. This oil spill was cleaned up over a four hour period by two men using approximately 15 gallons of the Wax Technology at a cost of approximately $400. Other demonstrations were typically conducted by Mr. Nelson on areas measuring 5 feet by 10 feet over a one hour period using approximately one gallon of the Wax Technology. Each trial cost approximately $100.

In 1989, Mr. Nelson conducted a demonstration of the Wax Technology in the Toronto Harbour for the Toronto Harbour Commission and the Canadian Coast Guard. A mixture of diesel fuel and crude oil was spilled into a cordoned area of the harbour measuring approximately 20 feet by 15 feet. Two men using approximately five gallons of the prototype wax formulation removed the spilled oil within one hour at a cost of approximately $250. The wax compound was contained in a 15 gallon steel drum that was then heated using a propane torch. The heated wax was then poured over the spilled oil, which was then completely entrained in the wax and completely removed upon solidification.

In May of 2004, we engaged Bodycote Materials Testing Canada Inc. (“Bodycote”), an independent testing facility, to examine the effectiveness of the Wax Technology. In the Bodycote experiment, a one centimeter thick layer of crude oil was poured on top of water lying in a large bath container with a surface area of approximately 10 square feet. The hot wax compound was then poured onto the oil surface until the entire surface area had been covered. According to Bodycote’s results, the molten wax compound absorbed approximately 40% of its own weight in crude oil. As the layer of spilled oil was relatively thin, pouring the wax compound over the spilled oil was sufficient to encapsulate the oil through the water surface. If the layer of oil had been two to three inches thick, the wax compound would have been sprayed under pressure in order to penetrate the oil surface to the oil-water interface.

Competition

There are a number of existing and established technologies and techniques currently being used to clean oil spills and with which our Wax Technology would compete. Some of the techniques currently used in the industry include:

(a)

Mechanical Recovery and Containment: Mechanical recovery and containment techniques utilize floating booms to contain oil spills on water. These booms must be towed by boats or other vessels in an effort to contain the spilled oil. The oil is then collected by skimmers which remove oil and water from the surface or by vacuum hoses which suck the oil and water from the surface. The major limitation of mechanical containment techniques is that they require the coordination of a number of boats and vessels in order to surround and contain the oil spill, which will naturally tend to disperse under the influence of waves and currents. Generally the use of mechanical containment techniques will require extensive logistical support. Further, because the booms must be towed by boats, the ability to use booms in shallow inshore waters is limited. In addition, as the oil weathers and changes viscosity, the pumps and skimmers being used may need to be changed, increasing the costs and time of recovery. Finally, once the oil recovery is completed, the booms, skimmers and vacuums must be cleaned, overhauled and repaired for use on the next oil spill.

(b)

Chemical Dispersants: Dispersion of an oil spill will naturally occur when waves and other turbulence at the water surface causes the oil to break into tiny droplets and disperse into the surrounding water. Chemical solvents in applied dispersants are used to accelerate this process of physical and chemical break down. The dispersants are usually sprayed onto the oil spill using boats or airplanes. The primary disadvantage of chemical dispersants is that they involve the deliberate introduction into the environment of additional chemical pollutants. In open sea waters, the dispersal rate of the chemicals is relatively high and concentrations of the chemicals after introduction are unlikely to be high enough to produce adverse effects. However, on still/calm waters and in shallow shore waters where water exchange is poor, higher concentrations may persist for long periods and may themselves present environmental dangers.

(c)

In Situ Burning: In situ burning involves intentionally setting the oil spill ablaze in order to burn the oil off the surface. Customarily, in situ burning on water involves corralling the oil using booms and setting it ablaze using flares, explosives or lasers. The oil fire then burns until the fuel runs out or conditions favorable to combustion change. Burning can pose a number of logistical problems in addition to the obvious safety concern associated with a large oil fire. Ignition of the oil can be problematic depending upon the amount of dispersal which has occurred and the type of oil spilled. In order to maintain the oil burn, the layer of oil on the surface generally needs to be at least two to three millimeters thick. As a result of naturally occurring dispersion, booms will often need to be used in order to concentrate the oil. In addition, as the more combustible elements of the oil burn off, the cooling effects of the wind and sea may eventually extinguish the fire, leaving a significant quantity of oil unburned. Vast quantities of smoke can also be produced by in situ burning, threatening nearby populations. If it rains during the burning, the smoke can result in oily rain falling as far as 80 kilometers away. Finally, burning can leave a viscous, toxic residue which may sink or otherwise be difficult to recover.

(d)

Sorbents/Tissues: Sorbents or tissues may be used to wipe, absorb or adsorb the oil from the surface of the water or from the land. A variety of natural or synthetic materials may be used as absorbing agents. Each of these materials has a number of advantages and disadvantages. Generally, the size of the crews required to apply traditional sorbents grows exponentially with the size of the oil spill. Also, spent sorbents do not continue to collect much oil and must be disposed of or incinerated at special hazardous materials sites.

Based on our prototype tests and on field tests of the Wax Technology conducted by Mr. Nelson, we believe that our Wax Technology will provide distinct advantages over existing techniques and technologies, such as:

(1)

The supply costs for the paraffin wax, which forms the main ingredient of our Wax Technology, are relatively low when compared to the cost of materials and equipment required for existing mechanical techniques and chemical dispersants;

(2)	Application of our Wax Technology will not depend on water turbulence or water exchange to facilitate clean up of the spilled oil;

(3)	The solidified wax compound which remains after application of the Wax Technology floats, facilitating easy removal of the residual from calm/still waters;

(4)	Because the heated wax compound is applied in liquid form, the mobility of the wax allows it to seep into crevices between rocks and machinery, unlike competing sorbent products;

(5)	Removal of the solidified wax will not require the use of skimmers or vacuums, allowing for easier clean up and post-application removal than existing mechanical techniques;

(6)	Our Wax Technology does not involve the lingering introduction of residual chemicals into the environment;

(7)	The spent wax compound can be collected and recycled for use without incineration or other hazardous disposal; and

(8)	Field tests conducted by Mr. Nelson have demonstrated that the wax can be applied by a relatively small team of technicians utilizing mobile spray application equipment.

Although we have used prototype formulations of our Wax Technology in a number of test cases, we have not yet completed commercial development of products based on that technology and those prototypes have only been used in a small number of situations. Further, because our product is relatively novel, the Wax Technology has not yet gained acceptance in the market place. Ultimately, the ability of products based on our Wax Technology to successfully compete on a commercial level with existing remediation techniques will depend on our ability to establish a competitive price for our products and on our ability to demonstrate the efficiency and ease of use of our products and, most importantly, their effectiveness in cleaning oil spills compared to existing techniques.

Current Development Hurdles

Our Wax Technology is likely to be most effective when applied to oil spills located on still water, shoreline and coastal waters as well as on land. Even though the wax compound used in the Wax Technology will float, because deep sea waters tend to be more turbulent than coastal and inland waters, collection of the spent wax compound will be more difficult. In addition, turbulent waters will tend to cause the spilled oil to disperse more quickly, which would require the wax compound to be applied over potentially very large areas.

Currently, we are still testing various formulations of our Wax Technology. Depending upon the different formulations of paraffin wax and synthetic resins, the effectiveness of the wax compound on cleaning different types of spilled oil/fuels will vary. We hope to finalize our different formulations within the next 6 months, subject to our obtaining sufficient financing, of which there is no assurance (see “Management’s Discussion of Financial Condition and Results of Operation” below).

In addition to finalizing the different formulations of the Wax Technology that we intend to market, we are currently working to address the following engineering/safety related issues:

(a)

Liquefying the Wax Compound: We are currently working to solve logistical issues related to heating the wax compound from a solid to liquid state and for maintaining the wax in a liquid state. Different logistical problems present themselves when attempting to use the wax compound in a large scale environment (e.g. shoreline clean ups) or small scale environment (e.g. industrial or individual consumer use). In order to use the wax compound in a large scale environment, large but mobile heating units must be used to keep the wax in a liquid state. For consumer use, a method must be devised for consumers to safely and effectively heat the wax compound.

We are currently working with our wax supplier, The International Group, Inc. (“IGI”), to utilize tanker trucks to ship the liquefied wax to potential oil spill sites. The tankers would be insulated units capable of maintaining the wax in a heated liquid state for extended periods of time. We are also in the preliminary stages of developing a mobile application unit for large scale spills, complete with propane heaters, air compressors, tanks, hoses, temperature controls and applicator nozzles. The unit is being designed to be either self propelled or towed by an All Terrain Vehicle or tractor.

In addition, for smaller industrial site spills and consumer spills, we are working on design prototypes of insulated wax canisters, complete with heat controls and dispensing equipment. As designed, the canisters could be replenished with refill wax cartridges.

(b)

Applying the Wax Compound: We are currently working to design new equipment or reconfigure existing technologies to be used to apply the wax in a timely manner. Effective remediation of oil spills requires the timely application of remediation technologies. To use the technology on large oil spills, we must ensure that the applicator equipment is mobile to ensure a speedy response. We are currently working to develop different types of applicators for use on different types of oil spills (see above).

(c)

Recovery of Wax Compound: We are currently working on methods to improve the efficiency of collecting the spent wax compound. One of the methods that we have developed is the use of a synthetic mesh netting which can be laid down on both land and water prior to application of the wax. Once the applied wax solidifies, the oil, wax and netting can be removed in one clean sweep.

Previous formulations for our Wax Technology utilized a high grade petroleum based wax blended with polyethylene. Due to sharp increases in petroleum prices, our management believes that using high grade petroleum based waxes is no longer cost effective. As a result, we are focusing on the use and development of lower melt point waxes, which at present are more cost effective.

In addition to the above technical development issues, before we are able to market our product, we will need to secure a supplier for our wax compound (see “Manufacturing and Production” below). Further, we may be required to obtain the approval of various regulatory agencies (see “Government Regulations” below).

Manufacturing And Production

Once we have completed the development of our anticipated products, we plan to market those products directly to emergency response contractors, insurance companies and other emergency response organizations involved in the clean up and remediation of oil spills. Although we have developed and successfully tested prototypes of our Wax Technology, we are in the process of developing and refining various formulations and have not completed the development of our products for commercial application, nor have we received any revenues to date. In the past, we have worked with the International Group, Inc. (“IGI”), an unrelated independent supplier of paraffin wax, to refine our formulation for various applications. Mr. Nelson has collaborated with IGI for a number of years on different wax related projects. Based on Mr. Nelson’s longstanding personal relationship with IGI, they have verbally agreed to assist us and to provide us with limited supplies of paraffin wax formulated according to Mr. Nelson’s specifications during the prototype refinement process free of charge. IGI has also verbally agreed to provide us with bench scale quantities of paraffin wax and quantities for small field trials free of charge while we are still in the development stage of our business.

Although IGI has verbally agreed to provide us with small amounts of paraffin wax during the development stage of our business, we do not have a formal agreement with IGI. As such, IGI may, at their discretion, cease to supply us with paraffin wax.

Once we have completed the development of our commercial products, we intend to enter into a formal agreement with IGI for the manufacture and supply of our wax compound. There are a number of suppliers who provide paraffin wax in raw form, however, there are a limited number of suppliers willing and able to supply specialized wax composites. We have not yet entered into a formal agreement with IGI for the manufacture and supply of wax products and there is no assurance that we will be able to reach such an agreement with them in the future. If we are unable to reach an agreement with IGI for the manufacture and supply of our products, we will have to seek alternative suppliers, which may have a materially adverse effect on our business.

We also intend to produce “mini-kits” of our wax products to be used by consumers. The kits would be targeted to allow everyday consumers to use our products to clean minor oil spills. We hope to introduce these kits as part of our product introduction strategy and intend to sell them directly to consumers either online or by telephone. We would also provide consumers with after-sales services and support.

Marketing And Sales Plan

We have not yet completed the development of our products for commercial application and have not received any revenues or completed any sales of our products to date. Once we have completed the refinement and development of our products for commercial sale, we expect to focus our marketing and sales efforts on markets within the United States and Canada, especially in industrialized areas vulnerable to, and with a history of, spill occurrences.

We expect to concentrate our marketing and sales efforts directly at approved emergency response contractors, insurance companies and other organizations involved in the control and remediation of oil spills. We also intend to license our products to global sales agents who will assist us in marketing our products worldwide.

Patents And Trademarks

The inventor of the Wax Technology, Mr. Nelson, registered a patent application with the Canadian Intellectual Property Office (the “CIPO”) under the application number CA 2,314,066 on July 17, 2000. In March, 2007, we received notice of the first examination report from the CIPO in connection with our patent application. The CIPO raised a number of objections to our patent application regarding the wording of our claims, which were considered to be indefinite or ambiguous. In order to avoid abandonment of our patent application, we were required to file a reply to the first examination report by August 1, 2007. Due to a lack of financing, we were unable to file a reply within the required time period. As a result, our patent application was abandoned. Due to our limited financial resources and the high expected cost of reviving this patent application, we do not intend revive this patent application. In addition, during the past year, the price of petroleum has increased significantly, increasing the cost of the high grade petroleum based waxes called for in the formulation set out in this patent application. As a result, in the opinion of our management, this current formulation would no longer be cost effective. We are currently focusing on the development of lower melt point waxes, which are less expensive. We do not currently have plans to file a patent application for any new developments that we make in the use of waxes for oil spill remediation, and we will need to protect our interests by maintaining the secrecy of any new formulations that we develop.

Government Regulations

Because our Wax Technology is a chemically inert product and does not involve the lingering introduction of residual chemicals into the environment, we believe that it will be unnecessary for us to obtain prior approval from Canadian and U.S. environmental regulatory agencies to use our planned products to clean oil spills on land. However, we may be required to obtain the prior approval of federal regulatory agencies such as Environment Canada and the U.S. Environmental Protection Agency (the “EPA”) or state or local agencies before our planned products can be used to treat oil spills on inland or coastal waters. We may incur material costs or liabilities in obtaining such approvals and/or complying with applicable laws and regulations. Furthermore, our potential customers may be required to comply with numerous laws and regulations when engaging in environmental remediation activities.

We do not anticipate any material costs associated with complying with local, state or federal environmental laws in the production of our anticipated products as we intend to contract out the manufacturing of our anticipated wax products.

Environment Canada Approval Requirements

In Canada, where an oil spill will potentially affect inland or coastal waters subject to the Canadian Fisheries Act, permission must be obtained from the regional office of Environment Canada to use oil spill treatment agents or products. Permission is granted by Environment Canada on a case-by-case basis, but is not required for oil spills not affecting waters subject to the Fisheries Act. In order for remediation personnel to obtain permission to use our planned products, those products must be submitted to the Environmental Technology Centre of Environment Canada (the “ETC”) for testing and approval. Although we have not yet submitted our products to the ETC for testing, we have made initial contact with the ETC with respect to obtaining their approval for our planned products. In our discussions with the ETC, they have expressed concerns with regards to the use of the Wax Technology on fast moving waters, the Wax Technology’s absorption rate and on the recoverability of the spent wax. However, the ETC’s comments are based on a twenty-year old, early prototype of the Wax Technology that Mr. Nelson had demonstrated for Environment Canada in the 1970’s. We are working to address those concerns in our current development activities, including increasing the absorption capacity of the wax compound and the use of a synthetic mesh netting to remove the spent solidified wax (see “Product Development and Planned Wax Applications” and “Current Development Hurdles” above). Further, we intend to restrict marketing for the use of our product to calm/still waters and shoreline clean ups where we believe use of the Wax Technology will be most beneficial. Subject to our ability to obtain additional financing, of which there is no assurance, once we have completed the development of our planned products, we hope to make a formal submission to the ETC for their approval.

U.S. Environmental Protection Agency Approval Requirements

In the United States, federal authorization is required to use a product on a specific oil spill incident only where the oil spill has the potential to affect U.S. navigable waters, as defined by Section 300.5 of the National Oil and Hazardous Substances Pollution Contingency Plan (“NCP”) Regulations. Where the oil spill does not have the potential to affect U.S. navigable waters, federal authorization is not required, although individual state and local governments may impose their own authorization requirements.

Where an oil spill does have the potential to affect U.S. navigable waters, a regional response team (“RRT”) consisting of representatives of a number of federal and state agencies, including a representative of the EPA, will have jurisdiction over the clean up of the oil spill. If the product to be used in the clean up of the oil spill is a chemical or biological agent, as defined by Section 300.5 of the NCP Regulations, the product must be listed on the NCP Product Schedule and incident specific RRT member approval is required to use the product. The EPA is responsible for determining whether a product must be listed on the NCP Product Schedule. Because our Wax Technology is a chemically inert product used to remove the spilled oil, we believe that our planned products will be classified as a sorbent under the NCP Regulations and will not require listing on the NCP Product Schedule and will thus not require approval prior to their use on specific spill incidents. However, in order to confirm the status of our planned products, once we have completed the development of our products and subject to our obtaining additional financing, of which there is no assurance, we intend to submit our products to the EPA to confirm that those products meet the definition of a sorbent under the NCP Regulations.

Employees

Other than Mr. Daly, we do not currently have any significant employees. However, we have retained the services of the inventor of our Wax Technology, William Nelson, as a technical consultant who is crucial to our business plan.

Mr. William Nelson has been retained by us to assist us in the commercialization and development of products based on our Wax Technology. Mr. Nelson has verbally agreed to provide us with technical advice free of charge to assist in our development of our Wax Technology. If we determine that we require extensive technical studies or engineering work to be performed, we will enter into a formal consultancy agreement with Mr. Nelson.

Mr. Nelson is an accomplished inventor and is recognized around the world as a leading expert in paraffin waxes. Mr. Nelson has acted as a consultant to several large chemical companies. In the past, Mr. Nelson has assisted aboriginals in British Columbia, Canada prospect for gold using a secret process he developed using black light and assisted in the remediation of Chernobyl by utilizing a technology he invented to seal the nuclear reactor’s stone casing or “sarcophagus” from leaking further radiation.

PROPERTIES

We currently do not own any real property. We currently lease an office space located at 20 Lyall Avenue, Toronto, Ontario, Canada, M4E 1V9, consisting of approximately 700 square feet at a cost of $200 per month. We rent this office space from Paul G. Daly, who is our sole director and our Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer.

LEGAL PROCEEDINGS

We are not a party to any other legal proceedings and, to our knowledge, no other legal proceedings are pending, threatened or contemplated.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The principal market for our common stock is the OTC Bulletin Board. The high and the low prices for our shares for each quarter of our last two fiscal years of actual trading were:

	Fiscal Year Ending July 31, 2012		Fiscal Year Ended July 31, 2011		Fiscal Year Ended July 31, 2010
QUARTER	HIGH ($)	LOW ($)	HIGH ($)	LOW ($)	HIGH ($)	LOW ($)
1st Quarter	N/A	N/A	N/A	N/A	N/A	N/A
2nd Quarter	N/A	N/A	N/A	N/A	N/A	N/A
3rd Quarter			N/A	N/A	N/A	N/A
4th Quarter			N/A	N/A	N/A	N/A

Although our shares have been eligible for quotation on the OTC Bulletin Board since December 2, 2005, no information on the high, low and bid prices for our common stock was available from the OTC Bulletin Board for the fiscal quarters provided above or as of the date of this Registration Statement. Our shares are quoted under the symbol “IFTV”. OTC Bulletin Board quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

Registered Holders Of Our Common Stock

Our authorized capital consists of 100,000,000 shares of common stock, par value $0.001 per share. As of May 23, 2012 there were 104 registered holders of our common stock.

Outstanding Options, Warrants or Convertible Securities

As of the date of this prospectus, we do not have any outstanding options, warrants to purchase our common stock or securities convertible into shares of our common stock.

Equity Compensation Plans

We do not currently have any equity compensation plans or individual equity compensation arrangements.

FINANCIAL STATEMENTS

1.	Audited financial statements for the fiscal years ended July 31, 2011 and 2010, including:

	(a)	Report of Independent Registered Accounting Firm (Davidson & Company, Chartered Accountants);

	(b)	Balance Sheets as of July 31, 2011 and 2010;

	(c)	Statements of Operations for the years ended July 31, 2011 and 2010 and cumulative from inception on October 24, 2000 to July 31, 2011;

	(d)	Statement of Stockholders’ Equity (Deficiency) from inception on October 24, 2000 to July 31, 2011;

	(e)	Statements of Cash Flows for the years ended July 31, 2011 and 2010 and cumulative from inception on October 24, 2000 to July 31, 2011; and

	(f)	Notes to the Financial Statements.

2.	Interim financial statements for the three and six months ended January 31, 2012 and 2011, including

	(a)	Balance Sheets as of January 31, 2012 and July 31, 2011;

	(b)	Statements of Operations for the three and six months ended January 31, 2012 and 2011 and cumulative from inception on October 24, 2000 to January 31, 2012;

	(c)	Statement of Stockholders’ Equity (Deficiency) from July 31, 2011 to January 31, 2012;

	(d)	Statements of Cash Flows for the six months ended January 31, 2012 and 2011 and cumulative from inception on October 24, 2000 to January 31, 2012; and

	(e)	Notes to the Financial Statements.

INFITECH VENTURES INC.
(A Development Stage Company)

FINANCIAL STATEMENTS
(Expressed in United States Dollars)

JULY 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of
Infitech Ventures Inc.

We have audited the accompanying balance sheets of Infitech Ventures Inc. as of July 31, 2011 and 2010, and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years ended July 31, 2011 and 2010 and for the period from inception on October 24, 2000 to July 31, 2011. Infitech Ventures Inc.'s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infitech Ventures Inc. as of July 31, 2011 and 2010, and the results of its operations and its cash flows for the years ended July 31, 2011 and 2010 and for the period from inception on October 24, 2000 to July 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company incurred a loss of $105,039 for the year ended July 31, 2011, and has an accumulated deficit of $863,614, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Accountants

October 27, 2011

INFITECH VENTURES INC.
(A Development Stage Company)
BALANCE SHEETS
(Expressed in United States Dollars)
As at July 31

	2011	2010
ASSETS

Current
Cash	$9,122	$925
Deferred tax asset less valuation allowance of $293,629 (Note 6)	-	-

Total assets	$9,122	$925

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current
Accounts payable and accrued liabilities	$51,330	$32,494
Accounts payable and accrued liabilities - related party (Note 7)	19,200	16,800
Due to related parties (Note 7)	98,946	76,946
Total current liabilities	169,476	126,240

Commitments and Contingency (Note 4)

Stockholders' deficiency
Common stock
Authorized 100,000,000 common shares with par value of $0.001 Issued and outstanding 14,594,999 shares (2010 - 14,494,999)	14,595	14,495
Additional paid-in capital	688,665	618,765
Deficit accumulated during the development stage	(863,614)	(758,575)
Total stockholders' deficiency	(160,354)	(125,315)

Total liabilities and stockholders' deficiency	$9,122	$925

The accompanying notes are an integral part of these financial statements.

INFITECH VENTURES INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)

	Period from
	Inception
	October 24, 2000	Year ended	Year ended
	to July 31, 2011	July 31, 2011	July 31, 2010

Expenses
Contributed executive services	$480,000	$60,000	$60,000
Office	35,147	7,793	3,405
Professional fees	305,670	34,835	31,374
Rent	24,000	2,400	2,400
Foreign exchange (gain) loss	(395)	11	27
Web-site development	1,692	-	-

Loss before other items	(846,114)	(105,039)	(97,206)

Write off of patent (Note 4)	(17,500)		-

Loss before income taxes	(863,614)	(105,039)	(97,206)

Provision for income taxes (Note 6)	-	-	-

Net loss	$(863,614)	$(105,039)	$(97,206)

Basic and diluted net loss per share		$(0.01)	$(0.01)

Weighted average number of shares outstanding		14,501,574	14,147,739

The accompanying notes are an integral part of these financial statements.

INFITECH VENTURES INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(Expressed in United States Dollars)

						Deficit
						Accumulated
	Common Shares		Additional	Obligation		During the
			Paid in	to Issue	Share	Development
	Number	Amount	Capital	Shares	Subscriptions	Stage	Total

Balance, October 24, 2000 (date of inception)	-	$-	$-	$-	$-	$-	$-

Common stock issued for cash at $0.001 per share, November 13, 2000	6,000,000	6,000	-	-	-	-	6,000
Common stock issued for cash at $0.01 per share, February 28, 2001	6,000,000	6,000	54,000	-	-	-	60,000
Net loss	-	-	-	-	-	(6,995)	(6,995)

Balance, July 31, 2001	12,000,000	12,000	54,000	-	-	(6,995)	59,005

Net loss	-	-	-	-	-	(3,645)	(3,645)

Balance, July 31, 2002	12,000,000	12,000	54,000	-	-	(10,640)	55,360

Common stock issued for cash at $0.05 per share, August 15, 2002	40,000	40	1,960	-	-	-	2,000
Common stock issued for cash at $0.05 per share, December 31, 2002	54,000	54	2,646	-	-	-	2,700
Net loss	-	-	-	-	-	(5,722)	(5,722)

Balance, July 31, 2003	12,094,000	12,094	58,606	-	-	(16,362)	54,338

Contributed executive services	-	-	60,000	-	-	-	60,000
Obligation to issue shares for patent	-	-	-	7,500		-	7,500
Net loss	-	-	-	-	-	(78,146)	(78,146)

Balance, July 31, 2004	12,094,000	12,094	118,606	7,500	-	(94,508)	43,692

Contributed executive services	-	-	60,000	-	-	-	60,000
Shares issued for patent	150,000	150	7,350	(7,500)	-	-	-
Share subscriptions					33,960		33,960
Net loss	-	-	-	-	-	(139,743)	(139,743)

Balance, July 31, 2005	12,244,000	12,244	185,956	-	33,960	(234,251)	(2,091)

Contributed executive services	-	-	60,000	-	-	-	60,000
Common stock issued for cash at $0.06 per share , October 20, 2005	601,000	601	35,459	-	(33,960)	-	2,100
Net loss	-	-	-	-	-	(98,821)	(98,821)

Balance, July, 31 2006	12,845,000	12,845	281,415	-	-	(333,072)	(38,812)

Contributed executive services	-	-	60,000	-	-	-	60,000
Net loss	-	-	-	-	-	(122,641)	(122,641)

Balance, July, 31 2007	12,845,000	12,845	341,415	-	-	(455,713)	(101,453)

Common stock issued for cash at $0.06 per share, October 26, 2007	400,000	400	23,600	-	-	-	24,000
Contributed executive services	-	-	60,000	-	-	-	60,000
Net loss	-	-	-	-	-	(109,388)	(109,388)

Balance, July 31, 2008	13,245,000	13,245	425,015	-	-	(565,101)	(126,841)

Common stock issued at $0.06 per share August 21, 2008	416,666	417	24,583	-	-	-	25,000
Common stock issued at $0.06 per share, May 11, 2009	333,333	333	19,667	-	-	-	20,000
Contributed executive services	-	-	60,000	-	-	-	60,000
Net Loss	-	-	-	-	-	(96,268)	(96,268)

Balance, July 31, 2009	13,994,999	13,995	529,265	-	-	(661,369)	(118,109)

Common stock issued at $0.06 per share January 21, 2010	250,000	250	14,750	-	-	-	15,000
Common stock issued at $0.06 per share June 15, 2010	250,000	250	14,750	-	-	-	15,000
Contributed compensation services			60,000	-	-	-	60,000
Net Loss						(97,206)	(97,206)

Balance, July 31, 2010	14,494,999	14,495	618,765	-	-	(758,575)	(125,315)

Common stock issued at $0.10 per share July 7, 2011	100,000	100	9,900	-	-	-	10,000
Contributed compensation services	-	-	60,000	-	-		60,000
Net Loss						(105,039)	(105,039)

Balance, July 31, 2011	14,594,999	$14,595	$688,665	$-	$-	$(863,614)	$(160,354)

The accompanying notes are an integral part of these financial statements.

INFITECH VENTURES INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in United States Dollars)

	Period from
	Inception
	October 24, 2000	Year ended	Year ended
	to July 31, 2011	July 31, 2011	July 31, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(863,614)	$(105,039)	$(97,206)
Items not affecting cash:
Contributed executive services	480,000	60,000	60,000
Write off of patent	17,500	-	-
Changes in non-cash working capital items
Increase in accounts payable and accrued liabilities	51,330	18,836	946
Increase in accounts payable and accrued liabilities - related party	19,200	2,400	2,400

Net cash used in operating activities	(295,584)	(23,803)	(33,860)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	215,760	10,000	30,000
Increase in due to related parties	98,946	22,000	1,600
Net cash provided by financing activities	314,706	32,000	31,600

CASH FLOWS FROM INVESTMENT ACTIVITIES
Acquisition of patent	(10,000)	-	-
Net cash used in investment activities	(10,000)	-	-

Change in cash for the period	9,122	8,197	(2,260)

Cash, beginning of period	-	925	3,185

Cash, end of period	$9,122	$9,122	$925

Cash paid for interest during the period	$-	$-	$-

Cash paid for income taxes during the period	$-	$-	$-

Supplemental Cash Flow Disclosure (Note 8)

The accompanying notes are an integral part of these financial statements.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
July 31, 2011

1.	HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on October 24, 2000 under the Laws of the State of Nevada. The Company intended to develop and market a wax technology relating to the process of solidifying and removing spilled oil on land and water. The Company is considered to be a development stage company as it has not generated revenues from operations.

All amounts are stated in United States dollars unless otherwise noted.

2.	GOING CONCERN

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of common stock. Continued operations of the Company are dependant on the Company’s ability to complete equity financings or generate profitable operations in the future. Management’s plan in this regard is to secure additional funds through future equity sales. Such sales may not be available or may not be available on reasonable terms.

There can be no assurance the Company will be able to continue to raise funds in which case the Company may be unable to meet its obligations. Should the Company be unable to realize economic benefit from its assets and discharge its liabilities in the normal course of business, the net realizable value of assets may be materially less than the amounts recorded on the balance sheets. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company incurred a loss of $105,039 for the year ended July 31, 2011, and has incurred losses since inception with an accumulated deficit of $863,614, which raises substantial doubt about its ability to continue as a going concern. The current market conditions and volatility increase the uncertainty of the Company’s ability to continue as a going concern given the need to both curtail expenditures and to raise additional funds. The Company is experiencing, and has experienced, negative operating cash flows. The Company will continue to search for new or alternate sources of financing but anticipates that the current market conditions may impact the ability to source such funds.

3.	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies adopted by the Company are as follows:

Use of estimates

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
July 31, 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary assets and liabilities are included in the statements of operations. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in the statement of operations.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. At July 31, 2011 and 2010, cash and cash equivalents consisted of cash held at banks.

Accounting for impairment of long-lived assets and for long-lived assets to be disposed of

Long-lived assets to be held and used by the Company are continually reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. In the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable and an estimate of future undiscounted cash flows is less than the carrying amount of an asset, an impairment loss will be recognized.

Web-site development costs

Web-site development costs are expensed as incurred.

Contributed executive services

The Company is required to report all costs of conducting its business. Accordingly, the Company records the fair value of contributed executive services provided to the Company at no cost as compensation expense, with a corresponding increase to additional paid-in capital, in the year in which the services are provided.

For each of the years ended July 31, 2011, and 2010 the Company recorded contributed executive services in the amount of $60,000.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
July 31, 2011

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expenses (benefit) result from the net change during the period of deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net loss per share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock.

Recent accounting pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU represents the converged guidance of the FASB and the IASB (the Boards) on fair value measurement. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. The amendments to the FASB Accounting Standards Codification (Codification) in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. We are evaluating the provisions of ASU 2011-04 and do not believe it will have a material impact on the Company’s financial statements.

In December 2010, the FASB issued ASU No. 2010-28-Intangibles - Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (“ASU 2010-28”). The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of ASU 2010-28 did not have a material impact on the Company’s financial statements.

International Financial Reporting Standards

In November 2008, the Securities and Exchange Commission (“SEC”) issued for comment a proposed roadmap regarding potential use of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Under the proposed roadmap, the Company would be required to prepare financial statements in accordance with IFRS in fiscal year 2014, including comparative information also prepared under IFRS for fiscal 2013 and 2012. The Company is currently assessing the potential impact of IFRS on its financial statements and will continue to follow the proposed roadmap for future developments.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
July 31, 2011

4.	PATENT APPLICATION AND INTELLECTUAL PROPERTY

Pursuant to an agreement dated May 6, 2004, the Company acquired a patent application and intellectual rights to a process to solidify and remove spilled oil on land and water.

In consideration for the sale, assignment and transfer of the technology, the Company agreed to:

	a)	Pay the inventor the sum of $10,000 upon execution of the agreement (paid);

	b)	Issue to the inventor a total of 150,000 shares of common stock upon execution of the agreement (issued); and

c)

Pay to the inventor a royalty fee in the amount of $0.075 (Cdn $0.10) per pound of the formulation produced by or on behalf of the Company to any subsidiary, affiliate, agent or sub-contractor of the Company as defined in the agreement.

During the year ended July 31, 2007, due to the uncertainty of the development of this patent, management wrote off the cost to date in its statement of operations.

5.	CAPITAL STOCK

Holders of common stock are entitled to one vote for each share held. There are no restrictions that limit the Company's ability to pay dividends on its common stock. The Company has not declared any dividends since incorporation.

6.	INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

	2011	2010
Net loss	$ (105,039)	$ (97,206)

Expected income tax recovery	(35,713)	(33,050)
Non-deductible expenses	20,400	20,400
Unrecognized current benefit of operating losses	15,313	12,650

Total income taxes	$ -	$ -

The Company’s total income tax asset is as follows:
	2011	2010
Tax benefit of net operating loss carry forward	$293,629	$ 257,916
Valuation allowance	(293,629)	(257,916)
	$ -	$ -

The Company has net operating loss carry forwards of approximately $864,000 available for deduction against future years taxable income. The valuation allowance increased to $293,629 during the year ended July 31, 2011, since the realization of the net operating loss carry forwards are doubtful. It is reasonably possible that the Company’s estimate of the valuation allowance will change. The operating loss carry forwards will expire at various times through 2031.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
July 31, 2011

7.	RELATED PARTY TRANSACTIONS

At July 31, 2011, there is $98,946 (2010 - $76,946) due to a director and shareholders of the Company. The amounts are unsecured, non-interest bearing and are due on demand. Although these advances are interest free, interest will be imputed and charged to contributed capital. To date imputed interest is an immaterial amount and has not been recorded through July 31, 2011.

For each of the years ended July 31, 2011 and 2010 the Company paid rent of $2,400 to a director of the Company. Rent is paid on a month to month basis. At July 31, 2011 there is $19,200 (2010 - $16,800) payable to a related party with respect to rent payable.

For the year ended July 31, 2011 there were $60,000 (2010 - $60,000) in contributed executive services recorded in additional paid in capital in relation to services of the Company’s sole director.

These transactions were in the normal course of operations and were measured at the exchange value which represents the amount of consideration established and agreed to by the related parties.

8.	SUPPLEMENTAL CASH FLOW DISCLOSURE

During the year ended July 31, 2005 the Company acquired a patent application and intellectual rights and issued to the inventor a total of 150,000 shares of common stock at $0.05 per share.

During the year ended July 31, 2006 the Company issued 601,000 shares at a value of $36,060, among which $33,960 was received during the year ended July 31, 2005.

During the years ended July 31, 2006, 2007, 2008, 2009, 2010, and 2011 the Company’s sole director contributed $60,000 per year as executive services which was recorded as additional paid in capital.

9.	FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, accounts payable and accrued liabilities – related parties and due to related parties. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.

10.	SEGMENT INFORMATION

The Company operates in one reportable segment, being the development of a technology relating to the process of solidifying and removing spilled oil on land and water, primarily in Canada.

INFITECH VENTURES INC.
(A Development Stage Company)

FINANCIAL STATEMENTS
(Expressed in United States Dollars)

January 31, 2012

INFITECH VENTURES INC.
(A Development Stage Company)
BALANCE SHEETS
(Expressed in United States Dollars)
As at

	January 31, 2012	July 31, 2011

ASSETS

Current
Cash	$5,559	$9,122
Deferred tax asset less valuation allowance of $313,080	-	-

Total assets	$5,559	$9,122

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current
Accounts payable and accrued liabilities	$41,275	$51,330
Accounts payable and accrued liabilities - related party	20,400	19,200
Due to related parties (Note 6)	126,446	98,946
Total current liabilities	188,121	169,476

Commitments and Contingency (Note 4)

Stockholders' deficiency
Common stock
Authorized 100,000,000 common shares with par value of $0.001 Issued and outstanding 14,594,999 shares (July 31, 2011 - 14,594,999)	14,595	14,595
Additional paid-in capital	718,665	688,665
Subscriptions received	5,000	-
Deficit accumulated during the development stage	(920,822)	(863,614)
Total stockholders' deficiency	(182,562)	(160,354)

Total liabilities and stockholders' deficiency	$5,559	$9,122

Subsequent Event (Note 10)

The accompanying notes are an integral part of these financial statements.

INFITECH VENTURES INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)

	Period from
	Inception	Three Months	Three Months	Six Months	Six Months
	October 24, 2000	Ended	Ended	Ended	Ended
	to January 31, 2012	January 31, 2012	January 31, 2011	January 31, 2012	January 31, 2011

Expenses
Contributed executive services	$510,000	$15,000	$15,000	$30,000	30,000
Office	40,882	647	2,130	5,735	5,189
Professional fees	325,668	14,248	9,870	19,998	27,287
Rent	25,200	600	600	1,200	1,200
Foreign exchange (gain) loss	(120)	271	11	275	11
Web-site development	1,692	-	-	-	-

Loss before other items	(903,322)	(30,766)	(27,611)	(57,208)	(63,687)

Write off of patent (Note 4)	(17,500)	-	-	-	-

Loss before income taxes	(920,822)	(30,766)	(27,611)	(57,208)	(63,687)

Net loss	$(920,822)	$(30,766)	$(27,611)	$(57,208)	$(63,687)

Basic and diluted net loss per share		$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number of common shares outstanding		14,594,999	14,494,999	14,594,999	14,494,999

The accompanying notes are an integral part of these financial statements.

INFITECH VENTURES INC.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIENCY)
(Expressed in United States Dollars)

					Deficit
					Accumulated
	Common Shares		Additional		During the
			Paid in	Share	Development
	Number	Amount	Capital	Subscriptions	Stage	Total

Balance, July 31, 2011	14,594,999	14,595	688,665	-	(863,614)	(160,354)

Contributed compensation services			30,000			30,000

Subscriptions received				5,000		5,000

Net Loss	-	-	-	-	(57,208)	(57,208)

Balance, January 31, 2012	14,594,999	$14,595	$718,665	$5,000	$(920,822)	$(182,562)

The accompanying notes are an integral part of these financial statements.

INFITECH VENTURES INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in United States Dollars)

	Period from
	Inception	Six Months	Six Months
	October 24, 2000	Ended	Ended
	to January 31, 2012	January 31, 2012	January 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(920,822)	$(57,208)	$(63,687)
Items not affecting cash:
Contributed executive services	510,000	30,000	30,000
Write off of patent	17,500	-	-
Changes in non-cash working capital items
Increase (decrease) in accounts payable and accrued liabilities	41,275	(10,055)	30,246
Increase in accounts payable and accrued liabilities - related party	20,400	1,200	1,200
Net cash used in operating activities	(331,647)	(36,063)	(2,241)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of common stock	215,760	-	-
Subscriptions received	5,000	5,000	-
Increase in due to related parties	126,446	27,500	2,000
Net cash provided by financing activities	347,206	32,500	2,000

CASH FLOWS FROM INVESTMENT ACTIVITIES
Acquisition of patent	(10,000)	-	-
Net cash used in investment activities	(10,000)	-	-

Change in cash for the period	5,559	(3,563)	(241)

Cash, beginning of period	-	9,122	925

Cash, end of period	$5,559	$5,559	$684

Cash paid for interest during the period	$-	$-	$-

Cash paid for income taxes during the period	$-	$-	$-

Supplemental Cash Flow Disclosure (Note 7)

The accompanying notes are an integral part of these financial statements.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
January 31, 2012

1.	HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on October 24, 2000 under the Laws of the State of Nevada. The Company intended to develop and market a wax technology relating to the process of solidifying and removing spilled oil on land and water. The Company is considered to be a development stage company as it has not generated revenues from operations.

All amounts are stated in United States dollars unless otherwise noted.

2.	GOING CONCERN

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern.

The operations of the Company have primarily been funded by the issuance of common stock. Continued operations of the Company are dependant on the Company’s ability to complete equity financings or generate profitable operations in the future. Management’s plan in this regard is to secure additional funds through future equity sales. Such sales may not be available or may not be available on reasonable terms.

There can be no assurance the Company will be able to continue to raise funds in which case the Company may be unable to meet its obligations. Should the Company be unable to realize economic benefit from its assets and discharge its liabilities in the normal course of business, the net realizable value of assets may be materially less than the amounts recorded on the balance sheets. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The current market conditions and volatility increase the uncertainty of the Company’s ability to continue as a going concern given the need to both curtail expenditures and to raise additional funds. The Company is experiencing, and has experienced, negative operating cash flows. The Company will continue to search for new or alternate sources of financing but anticipates that the current market conditions may impact the ability to source such funds.

3.	SIGNIFICANT ACCOUNTING POLICIES

The significant accounting policies adopted by the Company are as follows:

Generally accepted accounting principles

The accompanying unaudited financial statements have been prepared by the Company in conformity with accounting principles generally accepted in the United States of America applicable to interim financial information and with the rules and regulations of the United States Securities and Exchange Commission. Accordingly, certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed, or omitted, pursuant to such rules and regulations. In the opinion of Management, the unaudited interim financial statements include all adjustments necessary for the fair presentation of the results of the interim periods presented. All adjustments are of a normal recurring nature, except as otherwise noted below. These financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the year ended July 31, 2011, included in the Company’s Form 10-K, filed with the Securities and Exchange Commission. The results of operations for the interim periods are not necessarily indicative of the results of operations for any other interim period or for a full fiscal year.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
January 31, 2012

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Use of estimates

These financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America. The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Foreign currency translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary assets and liabilities are included in the statements of operations. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in the statement of operations.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents. At January 31, 2012 and 2011, cash and cash equivalents consisted of cash held at banks.

Accounting for impairment of long-lived assets and for long-lived assets to be disposed of

Long-lived assets to be held and used by the Company are continually reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. In the event that facts and circumstances indicate that the carrying amount of an asset may not be recoverable and an estimate of future undiscounted cash flows is less than the carrying amount of an asset, an impairment loss will be recognized.

Web-site development costs

Web-site development costs are expensed as incurred.

Contributed executive services

The Company is required to report all costs of conducting its business. Accordingly, the Company records the fair value of contributed executive services provided to the Company at no cost as compensation expense, with a corresponding increase to additional paid-in capital, in the year in which the services are provided. For each of the six month periods ended January 31, 2012, and 2011 the Company recorded contributed executive services in the amount of $30,000 and $30,000.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
January 31, 2012

3.	SIGNIFICANT ACCOUNTING POLICIES (cont’d)

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry forwards. Deferred tax expenses (benefit) result from the net change during the period of deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net loss per share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock.

Recent accounting pronouncements

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU represents the converged guidance of the FASB and the IASB (the Boards) on fair value measurement. The collective efforts of the Boards and their staffs, reflected in ASU 2011-04, have resulted in common requirements for measuring fair value and for disclosing information about fair value measurements, including a consistent meaning of the term “fair value.” The Boards have concluded the common requirements will result in greater comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRSs. The amendments to the FASB Accounting Standards Codification (Codification) in this ASU are to be applied prospectively. For public entities, the amendments are effective during interim and annual periods beginning after December 15, 2011. Early application is not permitted. We are evaluating the provisions of ASU 2011-04 and do not believe it will have a material impact on the Company’s financial statements.

In December 2010, the FASB issued ASU No. 2010-28-Intangibles - Goodwill and Other (Topic 350): When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (“ASU 2010-28”). The amendments in this ASU modify Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting units, an entity is required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. In determining whether it is more likely than not that a goodwill impairment exists, an entity should consider whether there are any adverse qualitative factors indicating that an impairment may exist. The qualitative factors are consistent with the existing guidance and examples, which require that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. For public entities, the amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning after December 15, 2010. The adoption of ASU 2010-28 did not have a material impact on the Company’s financial statements.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
January 31, 2012

4.	PATENT APPLICATION AND INTELLECTUAL PROPERTY

Pursuant to an agreement dated May 6, 2004, the Company acquired a patent application and intellectual rights to a process to solidify and remove spilled oil on land and water.

In consideration for the sale, assignment and transfer of the technology, the Company agreed to:

	a)	Pay the inventor the sum of $10,000 upon execution of the agreement (paid);
	b)	Issue to the inventor a total of 150,000 shares of common stock upon execution of the agreement (issued); and
c)

Pay to the inventor a royalty fee in the amount of $0.075 (Cdn $0.10) per pound of the formulation produced by or on behalf of the Company to any subsidiary, affiliate, agent or sub-contractor of the Company as defined in the agreement.

During the year ended July 31, 2007, due to the uncertainty of the development of this patent, management wrote off the cost to date in its statement of operations.

5.	CAPITAL STOCK

Holders of common stock are entitled to one vote for each share held. There are no restrictions that limit the Company's ability to pay dividends on its common stock. The Company has not declared any dividends since incorporation.

6.	RELATED PARTY TRANSACTIONS

At January 31, 2012, there is $126,446 (July 31, 2011 - $98,946) due to a director and shareholders of the Company. The amounts are unsecured, non-interest bearing and are due on demand. Although these advances are interest free, interest will be imputed and charged to contributed capital. To date, imputed interest is an immaterial amount and has not been recorded through January 31, 2012.

For each of the three month periods ended January 31, 2012 and 2011 the Company accrued rent of $600 to a director of the Company. Rent is accrued on a month to month basis.

These transactions were in the normal course of operations and were measured at the exchange value which represents the amount of consideration established and agreed to by the related parties.

7.	SUPPLEMENTAL CASH FLOW DISCLOSURE

During six month period ended January 31, 2012, the Company’s sole director contributed $30,000 (January 31, 2011 - $30,000) as executive services which was recorded as additional paid in capital.

INFITECH VENTURES INC.
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Expressed in United States Dollars)
January 31, 2012

8.	FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, accounts payable and accrued liabilities, accounts payable and accrued liabilities – related parties and due to related parties. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted. Cash is based on level 1 inputs.

9.	SEGMENT INFORMATION

The Company operates in one reportable segment, being the development of a technology relating to the process of solidifying and removing spilled oil on land and water, primarily in Canada.

10.	SUBSEQUENT EVENT

On February 23, 2012, the Company issued 100,000 shares of its common stock at $0.10 per share for proceeds totaling $10,000 in a private placement transaction.

MANAGEMENT’S DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Plan of Operation

Our current plan of operation calls for us to spend approximately $750,000 over the next twelve months in pursuing our plan of operation subject to obtaining sufficient financing. This amount is significantly greater than the total amount of financing that we have been able to obtain to date. There exists a substantial doubt that we will be able to obtain sufficient financing to complete this plan of operation in the current economic climate.

If we are able to obtain sufficient financing, our plan of operation for the next twelve months will involve the following:

1.

Product Formulation and Testing: We intend to continue to develop, refine and test various formulations of our Wax Technology to develop a number of final products for application on various types of oils and fuels and locations. During this phase of our business plan, we expect that the majority of our activities will involve laboratory research and development and field testing of various formulations. During this stage of our development we will also work to develop application equipment designed to meet the needs of specific customers. We anticipate spending approximately $75,000 to complete the product formulation and testing phase of our plan of operation. If we are able to obtain sufficient financing, of which there is no assurance, we expect that it will take us approximately six months to complete this phase of our plan of operation.

2.

Product Refinement, Market Development and Regulatory Approvals: Once we have completed the development of our anticipated products, we intend to focus our efforts on developing the market for those products. We will refine our marketing and sales program for each of the products depending upon the results our product development efforts. We expect that this phase of our plan will involve the following:

(i)

We will analyze our business model based on the anticipated costs of manufacturing our products and will determine the price of our products based upon that analysis and upon our analysis of market demand.

	(ii)	We will conduct field tests of our product formulations and applicator equipment in an attempt to further refine them prior to marketing.

(iii)

Subject to our obtaining additional financing, of which there is no assurance, we intend to submit our products to Environment Canada and the US Environmental Protection Agency and other regulatory bodies in an attempt to obtain their approval for our products.

We anticipate spending approximately $75,000 to complete this phase of our plan of operation. We do not anticipate beginning this stage of our plan of operation until we have completed the product formulation and testing phase. We anticipate that this phase of our business will take approximately six to twelve months to complete and we do not anticipate making any significant sales or generating any significant revenues until this phase of our plan of operation is complete.

3.

Production and Manufacturing: Once we have completed the market development stage of our plan, we anticipate that we will begin to produce and manufacture our products. We expect to expend approximately $325,000 over a twelve month period in producing and manufacturing our planned products and the applicator equipment to be used for dispensing those products. Production and manufacturing costs are expected to include the cost of raw materials, including paraffin wax, blending of the wax and other raw materials and packaging.

4.

Marketing: We also anticipate that, once we have completed the market development stage of our plan, we will begin to aggressively market our products. We intend to develop marketing literature, demonstration videos and digital media, enhance our internet capabilities, visit potential customers and conduct demonstrations and present exhibits at tradeshows. We expect to spend approximately $100,000 on marketing activities over a twelve month period.

In addition, we anticipate spending approximately $75,000 on legal, patent and other professional fees and approximately $100,000 on general administrative expenses and salaries for any sales and/or administrative personnel that we may hire.

Although we will explore opportunities in wastewater treatment as they present themselves, we do not expect to actively pursue opportunities in this area over the next twelve months and we intend to focus our available resources on developing and marketing the Wax Technology.

Financing Requirements

Currently, we do not have sufficient financial resources to complete our plan of operation for the next twelve months. As such, our ability to complete our plan of operation is dependent upon our ability to obtain additional financing in the near term.

To date, we have relied on short term loans from our sole executive officer and director and private placement sales of our equity securities in order to finance our ongoing activities and to meet our outstanding financial obligations. There is no assurance that we will be able to continue to obtain financing from these sources in the future. Our sole executive officer and director could refuse to provide us with any additional financing and we may not be able to find suitable investors willing to purchase our equity securities. If we are unable to obtain financing, our business could fail and shareholders could lose some or all of their investment.

Results of Operation

Year End Summary

	Year Ended July 31,		Percentage
	2011	2010	Increase / (Decrease)
Revenue	$-	$-	N/A
Expenses	(105,039)	(97,206)	8.1%
Write off of Patent	-	-	N/A
Net Loss	$(105,039)	$(97,206)	8.1%

Three and Six Months Summary

	Three Months Ended		Percentage	Six Months Ended		Percentage
	January 31,		Increase /	January 31,		Increase /
	2012	2011	(Decrease)	2012	2011	(Decrease)
Revenue	$-	$-	n/a	$-	$-	n/a
Expenses	(30,766)	(27,611)	11.4%	(57,208)	(63,687)	(10.2)%
Net Income (Loss)	$(30,766)	$(27,611)	11.4%	$(57,208)	$(63,687)	(10.2)%

Revenues

We have not earned any revenues to date and we do not anticipate earning revenue until we have completed commercial development of products incorporating our Wax Technology. We are presently in the development stage of our business and we can provide no assurance that we will be able to complete commercial development or successfully sell or license products incorporating our Wax Technology once development is complete.

Expenses

Year End Summary

	Year Ended July 31		Percentage
	2011	2010	Increase / (Decrease)
Contributed Executive Services	$60,000	$60,000	N/A
Office	7,793	3,405	128.9%
Professional Fees	34,835	31,374	11.0%
Rent	2,400	2,400	N/A
Foreign Exchange Gain/Loss	11	27	(59.3)%
Total Expenses	$105,039	$97,206	8.1%

Three and Six Months Summary

	Three Months Ended		Percentage	Six Months Ended		Percentage
	January 31,		Increase /	January 31,		Increase /
	2012	2011	(Decrease)	2012	2011	(Decrease)
Contributed Executive Services	$15,000	$15,000	n/a	$30,000	$30,000	n/a
Office	647	2,130	(69.6)%	5,735	5,189	10.5%
Professional Fees	14,248	9,870	44.4%	19,998	27,287	(26.7)%
Rent	600	600	n/a	1,200	1,200	n/a
Foreign Exchange Loss	271	11	2363.6%	275	11	2400.0%
Total Expenses	$30,766	$27,611	11.4%	$57,208	$63,687	(10.2)%

During the year ended July 31, 2011 and the six months ended January 31, 2012, our operating expenses primarily consisted of accounting expenses, legal expenses and office administration expenses. Our expenses for the year ended July 31, 2011 and the six months ended January 31, 2012 did not change significantly from the previous fiscal year.

We are required to report all costs of conducting our business. As such, we have recorded as an expense the fair market value of contributed executive services provided to us at no cost. We record the value of contributed executive services of $5,000 per month. These services are provided to us at no charge and a corresponding increase in additional paid-in capital has been recorded.

If we are able to obtain sufficient financing to proceed with our plan of operation, of which there is no assurance, we expect that our expenses will increase significantly as we engage in product and business development activities.

Liquidity and Capital Resources

Cash Flows	Six Months Ended January 31,		Year Ended July 31
	2012	2011	2011	2010
Net Cash used in Operating Activities	$(36,063)	$(2,241)	$(23,803)	$(33,860)
Net Cash used in Investing Activities	-	-	-	-
Net Cash from Financing Activities	32,500	2,000	32,000	31,600
Net Increase (Decrease) in Cash During Period	$(3,563)	$(241)	$8,197	$(2,260)

Working Capital	At January 31, 2012	At July 31, 2011	At July 31, 2010
Current Assets	$5,559	$9,122	$925
Current Liabilities	(188,121)	(169,476)	(126,240)
Working Capital Deficit	$(182,562)	$(160,354)	$(125,315)

Our only sources of financing for the year ended July 31, 2011 and the six month period ended January 31, 2012 were amounts advanced from Mr. Daly, our sole executive officer and sole director, and private placements of our equity securities.

On July 7, 2011, we issued 100,000 shares of our common stock at a price of $0.10 per share for proceeds of $10,000 and on February 23, 2012, we issued 100,000 shares of our common stock to the same investor at a price of $0.10 per share for proceeds of $10,000. These issuances were completed pursuant to the provisions of Regulation S promulgated under the Securities Act of 1933.

During the year ended July 31, 2011, we received loans of $20,000 from Mr. Daly and loans of $27,500 during the six months ended January 31, 2012. These loans are unsecured, non-interest bearing and due on demand.

Our plan of operation calls for us to spend significantly more than our current capital resources or the amount of financing that we have been able to obtain to date. As such, there is a substantial doubt that we will be able to raise significant financing to complete our stated plan of operation. Any substantial financing that we are able to obtain is expected to be in the form of equity financing as we expect traditional debt financing to be unavailable to us.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.

Our significant accounting policies are disclosed in the notes to the audited financial statements for the year ended July 31, 2011 and the notes to the interim financial statements for the three and six months ended January 31, 2012. The following accounting policies have been determined by our management to be the most important to the portrayal of our financial condition and results of operation:

Foreign Currency Translation

Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non-monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary assets and liabilities are included in the consolidated statements of operations. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in the statement of operations.

Contributed Executive Services

We are required to report all costs of conducting our business. Accordingly, we record the fair value of contributed executive services provided to us at no cost as compensation expense, with a corresponding increase to additional paid-in capital, in the year in which the services are provided.

For each of the years ended July 31, 2011, and 2010 we recorded contributed executive services in the amount of $60,000.

For each of the six months ended January 31, 2012 and 2011 we recorded contributed executive services in the amount of $30,000.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name and positions of our sole executive officer and director as of the date hereof.

Name	Age	Positions
Paul G. Daly	62	Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director

Set forth below is a brief description of the background and business experience of our sole executive officer and director:

Mr. Paul G. Daly is our founder and our sole director, Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer and has served in those capacities since our incorporation on October 24, 2000. Mr. Daly founded Daly Environmental Consultants (“DEC”) in 1992, and continues to operate DEC on a part-time basis. DEC offers economical solutions to environmental problems of industrial and commercial firms and government agencies at federal, provincial/state and local levels. As our Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer, Mr. Daly is required to allocate all business opportunities related to our proposed wax products and our proposed wastewater treatment business to us. Any unrelated business opportunities may be pursued by Mr. Daly personally.

Prior to the formation of DEC, Mr. Daly was employed as Marketing Manager (1986-1992) for Deep Shaft Technology Inc. Mr. Daly's responsibilities in this position included contract negotiation, licensee arrangements, management of representative sales persons, and the organization of company participation in trade shows. From 1982 to 1986, Mr. Daly was employed as a Product Supervisor in the explosives division of C-I-L Inc. In addition, Mr. Daly is a member of several environment-related professional associations, including the Water Environment Federation and the Water Environment Association of Ontario. In 1982, Mr. Daly received the CPPA Conference - Douglas Jones Environmental Award for significant contributions to the environment within the pulp and paper industry in Canada. From 1981 to 1992, Mr. Daly authored several papers for technical conferences held in Canada and the United States. Mr. Daly received his Bachelor of Science degree from Laurentian University (Canada) in 1975.

Terms Of Office

Our directors are elected to hold office until the next annual meeting of the shareholders and until their respective successors have been elected and qualified. Our executive officers are appointed by our board of directors and hold office until removed by our board of directors or until their successors are appointed.

Committees Of The Board Of Directors

Mr. Daly is our sole director. As such, we do not have a separately designated audit committee, nominating committee or any other committees. Mr. Daly, as our sole director, fulfills the duties normally undertaken by those committees.

Audit Committee Financial Expert

Mr. Daly does not qualify as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Mr. Daly believes that we will not be able to attract and retain directors who would qualify as “audit committee financial experts” at this time due to our limited financial resources.

Other Significant Employees And Consultants

Other than Mr. Daly, we do not currently have any significant employees. However, we have retained the services of the inventor of our Wax Technology, William Nelson, as a technical consultant who is crucial to our business plan.

Mr. William Nelson has been retained by us under a twelve month contract to assist us in the commercialization and development of products based on our Wax Technology. Mr. Nelson has verbally agreed to provide us with technical advice free of charge to assist in our development of our Wax Technology. If we determine that we require extensive technical studies or engineering work to be performed, we will enter into a formal consultancy agreement with Mr. Nelson.

Mr. Nelson is an accomplished inventor and is recognized around the world as a leading expert in paraffin waxes. Mr. Nelson has acted as a consultant to several large chemical companies. In the past, Mr. Nelson has assisted aboriginals in British Columbia, Canada prospect for gold using a secret process he developed using black light and assisted in the remediation of Chernobyl by utilizing a technology he invented to seal the nuclear reactor’s stone casing or “sarcophagus” from leaking further radiation.

EXECUTIVE COMPENSATION

Summary Compensation Table

We did not pay any compensation to our sole executive officer and sole director during the fiscal year ended July 31, 2011. However, we have recorded in our financial statements the fair value of the executive services provided to us at no cost as contributed executive services.

Outstanding Equity Awards At Fiscal Year End

As at July 31, 2011, we did not have any outstanding equity awards.

Compensation Arrangements

Due to our limited financial resources, we currently do not pay any compensation to Paul G. Daly for acting as our sole executive officer and sole director. Pursuant to SAB topic 1:B(1) and the last paragraph of SAB 5:T, we are required to report all costs of conducting our business. Accordingly, we record the fair value of contributed executive services provided to us at no cost as compensation expense, with a corresponding increase to additional paid-in capital, in the year which the services are provided.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of May 23, 2012 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) each of our named executive officers; and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Number of Shares	Percentage of Common Stock(1)
Directors and Officers
Common Stock	PAUL G. DALY Director Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer	6,000,000 Direct	40.8%
5% Shareholders
Common Stock	PAUL G. DALY Director Chief Executive Officer, Chief Financial Officer, President, Secretary and Treasurer 20 Lyall Avenue Toronto, Ontario M4E 1V9	6,000,000 Direct	40.8%

Title of Class	Name and Address of Beneficial Owner	Number of Shares	Percentage of Common Stock(1)
Common Stock	SANIBEL INTERTRADE CO. Trident Chambers, Wickhams Cay Road Town Tortola, BVI	2,033,333(2)	13.8%
Notes:
(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of our shares actually outstanding on May 23, 2012. As of May 23, 2012, there were 14,694,999 shares of our common stock issued and outstanding.

(2)	Sanibel Intertrade Co. is beneficially owned by George Sagredos.

Changes in Control

We are not aware of any arrangement which may result in a change in control in the future.

RELATED TRANSACTIONS

Except as disclosed below, none of the following parties has, during our last two fiscal years, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, in which the Company is a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets for the last two completed fiscal years:

(i)	Any of our directors or officers;
(ii)	Any person proposed as a nominee for election as a director;
(iii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
(iv)	Any of our promoters; and
(v)	Any relative or spouse of any of the foregoing persons who has the same house as such person.

Paul G. Daly, our sole executive officer and sole director, has provided us an aggregate of $13,600 in short term loans during the past two fiscal years and $27,500 in the past two fiscal quarters. As at January 31, 2012, we owed Mr. Daly a total of $126,446. These amounts are non-interest bearing, unsecured and payable on demand. These amounts were loaned to us by Mr. Daly to assist us in meeting our ongoing financial obligations. There is no assurance that Mr. Daly will continue to provide us with any future financing. We have paid Mr. Daly an aggregate of $4,800 in rent for office space over the last two fiscal years and $1,200 in rent for office space over the last two fiscal quarters.

DIRECTOR INDEPENDENCE

Our common stock is quoted on the OTC Bulletin Board inter-dealer quotation system, which does not have director independence requirements. Under NASDAQ Rule 5605(a)(2), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Our sole director, Paul G. Daly, is also our sole executive officer. As a result, we do not have any independent directors.

As a result of our limited operating history and minimal resources, our management believes that it will have difficulty in attracting independent directors. In addition, we would likely be required to obtain directors and officers insurance coverage in order to attract and retain independent directors. Our management believes that the costs associated with maintaining such insurance is prohibitive at this time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of Infitech. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving Infitech, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on this website.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

SUBJECT TO COMPLETION, DATED MAY 23, 2012

PROSPECTUS

INFITECH VENTURES INC.

9,494,999 SHARES
COMMON STOCK

WE HAVE NOT AUTHORIZED ANY DEALER, SALESMAN OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS. YOU MUST NOT RELY UPON ANY INFORMATION OR REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE, NOR DO THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY ACCOMPANYING SUPPLEMENT TO THIS PROSPECTUS IS ACCURATE AS OF THE DATES ON THEIR COVERS. WHEN WE DELIVER THIS PROSPECTUS OR A SUPPLEMENT OR MAKE A SALE PURSUANT TO THIS PROSPECTUS OR A SUPPLEMENT, WE ARE NOT IMPLYING THAT THE INFORMATION IS CURRENT AS OF THE DATE OF THE DELIVERY OR SALE.

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this Offering are as follows:

Expenses(1)	US($)
SEC Registration Fee	$ 101
Transfer Agent Fees	1,000
Accounting Fees and Expenses	10,000
Legal Fees and Expenses	10,000
Miscellaneous	5,000
Total	$ 26,101

Notes:
(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the Offering listed above. No portion of these expenses will be paid by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Indemnification

Chapter 78 of the NRS, pertaining to private corporations, provides that we are required to indemnify our officers and directors to the extent that they are successful in defending any actions or claims brought against them as a result of serving in that position, including criminal, civil, administrative or investigative actions and actions brought by or on behalf of Infitech.

Chapter 78 of the NRS further provides that we are permitted to indemnify our officers and directors for criminal, civil, administrative or investigative actions brought against them by third parties and for actions brought by or on behalf of Infitech, even if they are unsuccessful in defending that action, if the officer or director:

(a)	is not found liable for a breach of his or her fiduciary duties as an officer or director or to have engaged in intentional misconduct, fraud or a knowing violation of the law; or

(b)

acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Infitech, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

However, with respect to actions brought by or on behalf of Infitech against our officers or directors, we are not permitted to indemnify our officers or directors where they are adjudged by a court, after the exhaustion of all appeals, to be liable to us or for amounts paid in settlement to Infitech, unless, and only to the extent that, a court determines that the officers or directors are entitled to be indemnified.

Our Bylaws provide that we will indemnify our officers and directors to the full extent permitted by law for any threatened, pending or completed actions or proceedings, whether they be civil, criminal, administrative or investigative, including actions or proceedings brought by or in the right of our company.

Advance of Expenses

As permitted by Chapter 78 of the NRS and our Bylaws, we are to advance funds to our officers or directors for the payment of expenses incurred in connection with defending a proceeding brought against them in advance of a final disposition of the action, suit or proceeding. However, as a condition of our doing so, the officers or directors to which funds are to be advanced must provide us with undertakings to repay any advanced amounts if it is ultimately determined that they are not entitled to be indemnified for those expenses.

Insurance

Chapter 78 of the NRS and our Bylaws also allow us to purchase and maintain insurance on behalf of our officers or directors, regardless of whether we have the authority to indemnify them against such liabilities or expenses.

RECENT SALES OF UNREGISTERED SECURITIES

On May 11, 2009, we issued 333,333 shares of our common stock at a price of $0.06 per share for proceeds of $20,000. We completed the offering pursuant to Regulation S of the Securities Act. We did not engage in a distribution of this offering in the United States. The purchaser represented that it was not a US person as defined in Regulation S, and that it was not acquiring our securities for the account or benefit of a US person. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted the purchaser.

On January 21, 2010, we issued 250,000 shares of our common stock at a price of $0.06 per share for proceeds of $15,000. This private placement was completed pursuant to the provisions of Regulation S promulgated under the Securities Act of 1933. We did not engage in a distribution of this offering in the United States. The purchaser represented that it was not a US person as defined in Regulation S, and that it was not acquiring our securities for the account or benefit of a US person. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the purchaser.

On June 15, 2010, we issued 250,000 shares of our common stock at a price of $0.06 per share for proceeds of $15,000. This private placement was completed pursuant to the provisions of Regulation S promulgated under the Securities Act of 1933. We not engage in a distribution of this offering in the United States. The purchaser represented that it was not a US person as defined in Regulation S, and that it was not acquiring our securities for the account or benefit of a US person. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the purchaser.

On July 7, 2011, we issued 100,000 shares of our common stock at a price of $0.10 per share for proceeds of $10,000. This private placement was completed pursuant to the provisions of Regulation S promulgated under the Securities Act of 1933. We not engage in a distribution of this offering in the United States. The purchaser represented that he was not a US person as defined in Regulation S, and that he was not acquiring our securities for the account or benefit of a US person. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the purchaser.

On February 23, 2012, we issued 100,000 shares of our common stock at a price of $0.10 per share for proceeds of $10,000. This private placement was completed pursuant to the provisions of Regulation S promulgated under the Securities Act of 1933. We not engage in a distribution of this offering in the United States. The purchaser represented that he was not a US person as defined in Regulation S, and that he was not acquiring our securities for the account or benefit of a US person. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to the purchaser.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number	Description of Exhibit
3.1	Articles of Incorporation.(1)
3.2	Bylaws.(1)
4.1	Specimen Common Stock Certificate.(1)
5.1	Opinion of Northwest Law Group with consent to use.
10.1	Technology Transfer Agreement dated May 6, 2004 between William Ernest Nelson and Infitech Ventures Inc.(1)
10.2	Receipt and Acknowledgement of William Ernest Nelson dated February 5, 2005.(1)
10.3	Promissory Note dated April 27, 2005 for $9,000 issued by the Company to Paul G. Daly.(2)
10.4	Promissory Note dated May 6, 2005 for $11,500 issued by the Company to Paul G. Daly.(2)
10.5	Promissory Note dated October 12, 2006 for CDN$500 issued by the Company to Paul G. Daly.(2)
10.6	Promissory Note dated December 1, 2006 for CDN$700 issued by the Company to Paul G. Daly.(2)
10.7	Promissory Note dated March 5, 2007 for CDN$400.00 issued by the Company to Paul G. Daly.(2)
10.8	Promissory Note dated June 4, 2007 for $6,000 issued by the Company to Paul G. Daly.(3)
10.9	Promissory Note dated July 19, 2007 for $6,095 issued by the Company to Paul G. Daly.(3)
10.10	Promissory Note dated August 24, 2007 for $5,000 issued by the Company to Paul G. Daly.(3)
10.11	Promissory Note dated September 24, 2007 for $20,000 issued by the Company to Paul G. Daly.(3)
10.12	Promissory Note dated March 6, 2008 for $5,000 issued by the Company to Paul G. Daly.(4)
10.13	Promissory Note dated May 9, 2008 for $11,375 issued by the Company to Paul G. Daly.(5)
10.14	Promissory Note dated September 30, 2009 for $800.00 issued by the Company to Paul G. Daly.(6)
10.15	Promissory Note dated December 3, 2009 for $800.00 issued by the Company to Paul G. Daly.(7)
10.16	Promissory Note dated December 14, 2010 for $2000.00 issued by the Company to Paul G. Daly.(8)
10.17	Promissory Note dated February 8, 2011 for $10,000.00 issued by the Company to Paul G. Daly.(8)
10.18	Promissory Note dated June 9, 2011 for $10,000.00 issued by the Company to Paul G. Daly.(9)
10.19	Promissory Note dated October 7, 2011 for $7,500.00 issued by the Company to Paul G. Daly(10)
10.20	Promissory Note dated October 27, 2011 for $10,000.00 issued by the Company to Paul G. Daly(10)
10.21	Promissory Note dated November 24, 2011 for $10,000.00 issued by the Company to Paul G. Daly(11)
23.1	Consent of Davidson & Company LLP, Chartered Accountants.
101.INS	XBRL Instance Document.
101.SCH	XBRL Taxonomy Extension Schema.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase.
101.DEF	XBRL Taxonomy Extension Definition Linkbase.
101.LAB	XBRL Taxonomy Extension Label Linkbase.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase.
Notes:
(1)	Filed as an exhibit to our Registration Statement on Form 10-SB originally filed with the SEC on February 15, 2005, as amended.
(2)	Filed as an exhibit to our Quarterly Report on Form 10-QSB filed with the SEC on March 23, 2007.

(3)	Filed as an exhibit to our Annual Report on Form 10-KSB filed with the SEC on November 2, 2007.
(4)	Filed as an exhibit to our Quarterly Report on Form 10-QSB filed with the SEC on March 14, 2008.
(5)	Filed as an exhibit to our Amended Quarterly Report on Form 10-QSB/A filed with the SEC on October 23, 2008.
(6)	Filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on December 14, 2009.
(7)	Filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on March 16, 2010.
(8)	Filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on March 17, 2011.
(9)	Filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on October 31, 2011.
(10)	Filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on December 15, 2011.
(11)	Filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC on March 14, 2012.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Canada, on May 23, 2012.

INFITECH VENTURES INC.

By:	/s/ Paul G. Daly
PAUL G. DALY
President, Secretary, Treasurer, Chief Executive
Officer and Chief Financial Officer
(Principal Executive Officer
and Principal Accounting Officer)

Pursuant to the requirements of the Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul G. Daly
PAUL G. DALY
President, Secretary, Treasurer, Chief Executive
Officer, Chief Financial Officer and Director

Date:	May 23, 2012